                            STOCK PURCHASE AGREEMENT

                             by, between and among

                               KCS Energy, Inc.,

                           InterCoast Energy Company,

                                      and

                        InterCoast Gas Services Company





                            DATED: November 14, 1996

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ARTICLE I.   PURCHASE AND SALE OF SHARES . . . . . . . . . . .  1
     1.1     Sale and Purchase . . . . . . . . . . . . . . . .  1
     1.2     Delivery and Payment. . . . . . . . . . . . . . .  1
     1.3     Consideration . . . . . . . . . . . . . . . . . .  2
     1.4     Closing Date. . . . . . . . . . . . . . . . . . .  2
     1.5     Purchaser's Additional Deliveries . . . . . . . .  3
     1.6     Intercompany Payables . . . . . . . . . . . . . .  3

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE
             PURCHASER . . . . . . . . . . . . . . . . . . . .  6
     2.1     Organization and Standing . . . . . . . . . . . .  6
     2.2     Agreement Authorized and Enforceable. . . . . . .  6
     2.3     Non-Interference. . . . . . . . . . . . . . . . .  6
     2.4     Investigations; Litigation. . . . . . . . . . . .  7
     2.5     Finder's and Similar Fees . . . . . . . . . . . .  7
     2.6     Financial Ability . . . . . . . . . . . . . . . .  7
     2.7     Capitalization. . . . . . . . . . . . . . . . . .  8
     2.8     Financial Statements. . . . . . . . . . . . . . .  8
     2.9     Disclosure. . . . . . . . . . . . . . . . . . . .  9
     2.10    Changes . . . . . . . . . . . . . . . . . . . . .  9
     2.11    Laws. . . . . . . . . . . . . . . . . . . . . . .  9
     2.12    Certain Changes . . . . . . . . . . . . . . . . . 10

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE
             SHAREHOLDERS. . . . . . . . . . . . . . . . . . . 10
     3.1     Title to Shares . . . . . . . . . . . . . . . . . 10
     3.2     Voting Arrangements . . . . . . . . . . . . . . . 10
     3.3     Organization and Standing . . . . . . . . . . . . 11
     3.4     Capitalization. . . . . . . . . . . . . . . . . . 11
     3.5     Subsidiary. . . . . . . . . . . . . . . . . . . . 11
     3.6     Assets and Title to Assets. . . . . . . . . . . . 12
             (a)    Oil and Gas Properties . . . . . . . . . . 12
             (b)    Investments. . . . . . . . . . . . . . . . 12
             (c)    Other Assets.  . . . . . . . . . . . . . . 13
             (d)    Definitions. . . . . . . . . . . . . . . . 13
             (e)    Representations Regarding Oil and Gas
                    Properties . . . . . . . . . . . . . . . . 18
             (f)    Representations Respecting Certain
                    Assets . . . . . . . . . . . . . . . . . . 18
     3.7     Financial Statements. . . . . . . . . . . . . . . 19
     3.8     Investigations; Litigation. . . . . . . . . . . . 20

     3.9     Guarantees and Contingent Obligations . . . . . . 20
     3.10    No Defaults . . . . . . . . . . . . . . . . . . . 20
     3.11    Changes . . . . . . . . . . . . . . . . . . . . . 20
     3.12    No Affiliate Farmouts . . . . . . . . . . . . . . 24
     3.13    Compliance With Law . . . . . . . . . . . . . . . 24
     3.14    Agreement Authorized and Enforceable. . . . . . . 27
     3.15    Finder's and Similar Fees . . . . . . . . . . . . 27
     3.16    Non-Interference. . . . . . . . . . . . . . . . . 27
     3.17    Insurance . . . . . . . . . . . . . . . . . . . . 28
     3.18    Compliance with ERISA . . . . . . . . . . . . . . 29
     3.19    Oil and Gas Reserves. . . . . . . . . . . . . . . 31
     3.20    Contracts . . . . . . . . . . . . . . . . . . . . 32
     3.21    Representations, Warranties and Covenants
             Regarding Taxes . . . . . . . . . . . . . . . . . 33
     3.22    Corporate Records . . . . . . . . . . . . . . . . 36
     3.23    Officers and Directors; Bank Accounts;
             Powers of Attorney  . . . . . . . . . . . . . . . 36
     3.24    Labor Matters . . . . . . . . . . . . . . . . . . 36
     3.25    Certain Changes . . . . . . . . . . . . . . . . . 37
     3.26    Hedging Transactions. . . . . . . . . . . . . . . 37
     3.27    Gas Imbalances. . . . . . . . . . . . . . . . . . 37

ARTICLE IV.  OBLIGATIONS OF THE SHAREHOLDERS PENDING CLOSING
             DATE. . . . . . . . . . . . . . . . . . . . . . . 37
     4.1     Ownership of Stock. . . . . . . . . . . . . . . . 37
     4.2     Voting Arrangements . . . . . . . . . . . . . . . 38
     4.3     Agreements of Shareholders Pending Closing Date . 38
     4.4     Notification by Shareholders of Certain Matters . 38
     4.5     Preserve Accuracy of Representations
             and Warranties  . . . . . . . . . . . . . . . . . 39

ARTICLE V.   OBLIGATIONS OF THE PURCHASER PENDING CLOSING
             DATE. . . . . . . . . . . . . . . . . . . . . . . 39
     5.1     Notification by Purchaser of Certain Matters. . . 39
     5.2     Preserve Accuracy of Representations and
             Warranties  . . . . . . . . . . . . . . . . . . . 39

ARTICLE VI.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
             PURCHASER . . . . . . . . . . . . . . . . . . . . 40
     6.1     Representations and Warranties of the
             Shareholders True at Closing Date . . . . . . . . 40
     6.2     No Litigation by Non-Parties. . . . . . . . . . . 40
     6.3     Resignations. . . . . . . . . . . . . . . . . . . 40
     6.4     Tender of the Shares. . . . . . . . . . . . . . . 40
     6.5     No Enjoinder. . . . . . . . . . . . . . . . . . . 41
     6.6     Investment Suitability and Investment
             Representations . . . . . . . . . . . . . . . . . 41
     6.7     Corporate Documents . . . . . . . . . . . . . . . 41
     6.8     Secretary's Certificate of the Shareholders . . . 41

     6.9     Non-Foreign Affidavit . . . . . . . . . . . . . . 42
     6.10    Secretary's Certificate of the Companies
             and Subsidiary  . . . . . . . . . . . . . . . . . 42
     6.11    Consents, Waivers and Approvals . . . . . . . . . 42
     6.12    Guaranty. . . . . . . . . . . . . . . . . . . . . 42
     6.13    Other Certificates. . . . . . . . . . . . . . . . 42
     6.14    Form and Substance of Shareholders' Actions
             and Documents . . . . . . . . . . . . . . . . . . 42

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
             SHAREHOLDERS. . . . . . . . . . . . . . . . . . . 42
     7.1     Representations and Warranties of the Purchaser
             True at Closing Date. . . . . . . . . . . . . . . 42
     7.2     No Litigation by Non-Parties. . . . . . . . . . . 43
     7.3     Tender of Purchase Price and Delivery
             of Documents  . . . . . . . . . . . . . . . . . . 43
     7.4     No Enjoinder. . . . . . . . . . . . . . . . . . . 43
     7.5     Investment Suitability and Investment
             Representations . . . . . . . . . . . . . . . . . 43
     7.6     Corporate Documents . . . . . . . . . . . . . . . 43
     7.7     Secretary's Certificate . . . . . . . . . . . . . 44
     7.8     Form and Substance of Purchaser's Actions
             and Documents . . . . . . . . . . . . . . . . . . 44

ARTICLE VIII.TERMINATION AND ABANDONMENT . . . . . . . . . . . 44
     8.1     Termination . . . . . . . . . . . . . . . . . . . 44
             (a)    By Mutual Consent. . . . . . . . . . . . . 44
             (b)    By the Purchaser or the Shareholders
                    if Transactions Not Consummated  . . . . . 44
             (c)    By Purchaser if Material Breach
                    By Shareholders  . . . . . . . . . . . . . 44
             (d)    By Shareholders if Material Breach
                    by Purchaser . . . . . . . . . . . . . . . 44
             (e)    By Shareholders or Purchaser Pursuant
                    to Section 9.2 . . . . . . . . . . . . . . 45
     8.2     Accomplishment of Termination . . . . . . . . . . 45
     8.3     Effect of Termination . . . . . . . . . . . . . . 45
     8.4     Waiver of Conditions. . . . . . . . . . . . . . . 45

ARTICLE IX.  ADDITIONAL AGREEMENTS OF THE PURCHASER AND THE
             SHAREHOLDERS. . . . . . . . . . . . . . . . . . . 45
     9.1     Adjustments for Title Defects . . . . . . . . . . 45
             (a)    Access to Records and Summaries. . . . . . 45
             (b)    Notice of Asserted Title Defects . . . . . 46
             (c)    Notice in Response to Purchaser's Notice . 47
             (d)    Method of Determination of Defect Amounts. 47
             (e)    Shareholders' Pre-Closing Election . . . . 48
             (f)    Pre-Closing Adjustment for Uncured
                    Title Defects  . . . . . . . . . . . . . . 49
             (g)    Resolution or Cure of Title Defects. . . . 49
             (h)    Arbitration. . . . . . . . . . . . . . . . 50
             (i)    Post-Closing Adjustment for Uncured
                    Title Defects  . . . . . . . . . . . . . . 51
     9.2     Adjustments for Environmental Matters . . . . . . 52

             (a)    Availability of Data to Purchaser. . . . . 52
             (b)    Identification of Environmental Matters
                    Prior to Closing . . . . . . . . . . . . . 53
             (c)    Election to Terminate. . . . . . . . . . . 55
             (d)    Definitions. . . . . . . . . . . . . . . . 55
     9.3     Tax Matters . . . . . . . . . . . . . . . . . . . 57
             (a)    Liabilities for Taxes. . . . . . . . . . . 57
             (b)    Responsibility for Tax Returns . . . . . . 59
             (c)    Contest Provisions . . . . . . . . . . . . 60
             (d)    Assistance and Cooperation . . . . . . . . 61
             (e)    Adjustment to Purchase Price . . . . . . . 62
             (f)    Definition of Taxes. . . . . . . . . . . . 62
     9.4     Change of Name. . . . . . . . . . . . . . . . . . 63
     9.5     Retention of Records. . . . . . . . . . . . . . . 63
     9.6     Fees and Expenses . . . . . . . . . . . . . . . . 63
     9.7     Employee Benefits Plan and Practices. . . . . . . 64
             (a)    Employee Benefits Generally. . . . . . . . 64
             (b)    Upstream Affiliate's Tax Qualified Plans . 65
             (c)    Participation of Continuing Employees
                    in Purchaser's Tax Qualified Plan  . . . . 65
             (d)    Incentive and Supplemental Deferred
                    Compensation Plans . . . . . . . . . . . . 66
             (e)    Welfare Benefit Plans. . . . . . . . . . . 66
             (f)    Continuation Coverage. . . . . . . . . . . 67
             (g)    Life Insurance . . . . . . . . . . . . . . 67
             (h)    Disability Benefits. . . . . . . . . . . . 68
                    (i)  Pre-Closing Long-Term Disability. . . 68
                    (ii) Post-Closing Long-Term and Short-Term
                         Disability. . . . . . . . . . . . . . 68
             (i)    Worker's Compensation. . . . . . . . . . . 68
             (j)    Severance Pay. . . . . . . . . . . . . . . 68
             (k)    Certain Employees. . . . . . . . . . . . . 68
             (l)    Purchaser's Plans. . . . . . . . . . . . . 69
             (m)    Cooperation. . . . . . . . . . . . . . . . 69
     9.8     Guarantees, Letters of Credit and
             Similar Instruments . . . . . . . . . . . . . . . 69
             (a)    Discontinue Activities . . . . . . . . . . 69
             (b)    Hedging Accounts . . . . . . . . . . . . . 69
     9.9     Confidential Nature of Information. . . . . . . . 70
     9.10    No Public Announcement. . . . . . . . . . . . . . 70

ARTICLE X.   INDEMNIFICATIONS. . . . . . . . . . . . . . . . . 70
     10.1    Survival. . . . . . . . . . . . . . . . . . . . . 71
     10.2    General Indemnification by the Shareholders . . . 71
     10.3    Special Indemnification by the Shareholders . . . 72
     10.4    Indemnification by Purchaser. . . . . . . . . . . 72

     10.5    Cooperation with Respect to Third Party Claims. . 73
     10.6    Shareholders' Environmental Indemnification . . . 73
     10.7    Notice of Claims. . . . . . . . . . . . . . . . . 78
     10.8    Exclusive Remedies. . . . . . . . . . . . . . . . 78

ARTICLE XI.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . 79
     11.1    Entirety. . . . . . . . . . . . . . . . . . . . . 79
     11.2    Counterparts. . . . . . . . . . . . . . . . . . . 79
     11.3    Notices and Waivers . . . . . . . . . . . . . . . 79
     11.4    Definitions, Gender and Certain References. . . . 80
     11.5    Successors and Assigns. . . . . . . . . . . . . . 80
     11.6    Severability. . . . . . . . . . . . . . . . . . . 80
     11.7    Applicable Law. . . . . . . . . . . . . . . . . . 81
     11.8    Release . . . . . . . . . . . . . . . . . . . . . 81
     11.9    Further Assurances. . . . . . . . . . . . . . . . 81
     11.10   Person; Affiliate . . . . . . . . . . . . . . . . 81
     11.11   Knowledge . . . . . . . . . . . . . . . . . . . . 82
     11.12   Construction. . . . . . . . . . . . . . . . . . . 82
     11.13   Disclaimer. . . . . . . . . . . . . . . . . . . . 82

SCHEDULES
---------

1.6(b)        Intercompany Payables and Equity Investment
3.3           Jurisdictions in Which the Companies are Qualified to do Business
3.5(a)        Direct and Indirect Subsidiaries and Other Entities
3.5(b)        Jurisdictions in Which Subsidiary is Qualified to do Business
3.6(a)        Oil and Gas Properties
3.6(b)        Investments
3.6(c)        List of Material Tangible Assets of the Companies and Subsidiary
3.7           Certain Accounts Receivable
3.8           Investigations; Litigation
3.9           Certain Guarantees and Contingent Obligations
3.10          Defaults
3.11(e)       Sales of Properties
3.11(h)       Capital Expenditures
3.11(i)       Payments to Affiliates
3.11(l)       Certain Costs and Expenses
3.11(q)       Third Party Approvals
3.11(r)       Real Property Transactions
3.11(s)       Debts
3.11(v)       Severance Arrangements
3.11(x)       Actions Outside Ordinary Course of Business
3.13(a)       Environmental Matters
3.13(b)       Underground Storage Tanks
3.13(c)       Environmental Audit Reports
3.13(f)       Governmental Permits
3.16          Non-Interference
3.17          Insurance Coverage
3.18          Employee Benefit Plan Matters
3.18(e)       Severance Agreements
3.19          List of Reserve Reports
3.20(a)       Affiliate Contracts
3.20(b)       Other Contracts
3.21          Income Tax Matters
3.23          Officers and Directors; Bank Accounts; Powers of Attorney
3.24          Employee Matters
3.25          Certain Changes
3.26          Hedging Accounts
3.27          Production Imbalances
9.7(j)        Severance Pay
9.8           Guarantees, Letters of Credit and Similar Instruments

EXHIBITS
--------

   A          Form of Warrants
   B          Form of Guaranty of MCC

LOCATIONS OF DEFINITIONS
------------------------

AAA                                                    1.6(e)
AFE                                                    3.11(h)
Additional Properties                                  3.6(d)
Affected Property                                      9.2(b)
Affiliate                                              11.10
Agreed Rate                                            1.6(h)
Agreement                                              Initial Paragraph
Annual Report                                          2.8
Arbitrable Disputes                                    9.1(h)(i)
Arbitrator                                             9.1(h)(i)
Benefits Affiliate                                     9.7(a)(iii)
Business Day                                           1.3(a)(ii)
Claim Notice                                           10.7(a)
Closing                                                1.4
Closing Date                                           1.4
Closing Date Statement                                 1.6(c)
Code                                                   3.7
Company/Companies                                      Recitals
Company or Subsidiary Employee                         9.7(e)(i)
Company Property                                       3.6(d)
Company's Separate Plans                               9.7(a)(ii)
Contaminant                                            9.2(d)
Continuing Employees                                   9.7(a)(i)
Cure Period                                            3.6(d)
Defect Amount                                          3.6(d)
Effective Date                                         1.6(i)
Encumbrance                                            3.6(d)
Environmental Claims                                   10.6(a)
Environmental Encumbrance                              9.2(d)
Environmental Law                                      9.2(d)
Environmental Liabilities                              9.2(d)
Environmental Matters                                  9.2(d)
Equity Investment                                      1.6(b)
ERISA                                                  3.18
Final Closing Date Statement                           1.6(f)
Financial Statements                                   3.7
GED                                                    Recitals
GED Shares                                             Recitals
Governmental Body                                      3.11(u)
Governmental Permits                                   3.13(f)(i)
HSR                                                    2.4
Hydrocarbons                                           3.6(d)

------------------------------------

ICE                                                    Initial Paragraph
Identified Zone                                        3.6(d)
IGS(DE)                                                Initial Paragraph
IGS(OK)                                                Recitals
IGS(OK) Shares                                         Recitals
Insurance Policies                                     3.17
Intercompany Payables                                  1.6(a)
Interim Period                                         1.6(i)
Investments                                            3.6(b)
IOG                                                    Recitals
IOG Shares                                             Recitals
Lands                                                  3.6(d)
Leases                                                 3.6(d)
Losses                                                 10.2
Marketable Title                                       3.6(d)
MEC Group                                              3.21(a)
MEC Selling Group                                      3.21(a)
MCC                                                    9.7(d)
Most Recent Financial Statements                       3.7
Most Recent Purchaser Financial Statements             2.8
NRI                                                    3.6(d)
Oil and Gas Property/Oil and Gas Properties            3.6(d)
Offsite Environmental Liability                        9.2(d)
Onsite Environmental Liability                         9.2(d)
Other Assets                                           3.6(f)
Parent                                                 3.11(i)
Parent's Benefit Plans                                 9.7(a)(i)
Permitted Encumbrances                                 3.6(d)
Person                                                 11.10
Phase I Environmental Audit                            9.2(d)
Plan                                                   3.18
Privileged Information                                 9.2(a)
Property/Properties                                    3.6(d)
Proposed Adjustment                                    1.6(d)(ii)
Purchase Price                                         1.3(a)
Purchaser                                              Initial Paragraph
Purchaser Agreements                                   2.2
Purchaser Common Stock                                 1.3(a)(ii)
Purchaser Financial Statements                         2.8
Purchaser Shares                                       1.3(a)(ii)
Purchaser's Benefit Plans                              9.7(a)(i)
Purchaser's S-3                                        2.7

------------------------------------

Purchaser's Qualified Pension Benefit Plan             9.7(c)
Quarterly Report                                       2.8
Reclassification                                       1.6(a)
Release                                                9.2(d)
Remedial Action                                        9.2(d)
Requirements of Laws                                   3.13(e)
Reserve Reports                                        3.19
Response Notice                                        9.1(c)
Section 338(h)(10) Election                            9.3(g)
Shareholder/Shareholders                               Initial Paragraph
Shares                                                 Recitals
Significant Properties                                 3.6(d)
Straddle Year                                          9.3(a)(iv)
Subsidiary                                             3.5(a)
Tax, Taxes, Taxable                                    9.3(f)
Tax Package                                            9.3(b)(iii)
Tax Proceeding                                         9.3(c)
Threshold Amount                                       1.6(b)
Title Defect                                           3.6(d)
Title Defect Notice                                    9.1(b)
Title Examination Period                               9.1(b)
Title Waiver                                           9.1(e)
Units                                                  3.6(d)
Upstream Affiliates                                    9.7(a)(i)
Upstream Affiliate's Qualified Pension Benefit Plans   9.7(b)
Value                                                  3.6(d)
Warrants                                               1.3(a)(ii)
Wells                                                  3.6(d)
WI                                                     3.6(d)
WSJ                                                    1.6(h)

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of November 14, 1996 ("Agreement"), by, between and among KCS Energy, Inc., a Delaware corporation ("Purchaser"), InterCoast Energy Company, a Delaware corporation ("ICE"), and InterCoast Gas Services Company, a Delaware corporation ("IGS(DE)") (ICE and IGS(DE) are sometimes hereinafter referred to individually as "Shareholder" and together as "Shareholders").

                      W I T N E S S E T H:

     WHEREAS, ICE is the owner of all of the outstanding capital stock of InterCoast Oil and Gas Company, a Delaware corporation (formerly named Medallion Production Company) ("IOG"), consisting solely of 1,000 shares of common stock, par value $1.00 per share (the "IOG Shares"); and

     WHEREAS, IGS(DE) is the owner of all of the outstanding capital stock of
(i) InterCoast Gas Services Company, an Oklahoma corporation ("IGS(OK)"), consisting solely of 1,000 shares of common stock, par value $1.00 per share (the "IGS(OK) Shares"), and (ii) GED Energy Services, Inc., a Delaware corporation ("GED") (IOG, IGS(OK) and GED are sometimes hereinafter referred to individually as a "Company" and collectively as the "Companies"), consisting solely of 1,000 shares of common stock, par value $1.00 per share (the "GED Shares") (the IOG Shares, the IGS(OK) Shares and the GED Shares are sometimes hereinafter referred to collectively as the "Shares"); and

     WHEREAS, Purchaser desires to purchase the IOG Shares from ICE and the IGS(OK) Shares and GED Shares from IGS(DE), all upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements, and subject to the terms and conditions, herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                          PURCHASE AND SALE OF SHARES


     1.1 Sale and Purchase. ICE hereby agrees to sell to the Purchaser on the Closing Date (as defined in Section 1.4) all of the IOG Shares, and the Purchaser hereby agrees to purchase from ICE and pay for all of the IOG Shares on the Closing Date. IGS(DE) hereby agrees to sell to the Purchaser on the Closing Date all of the IGS(OK) Shares and the GED Shares, and the Purchaser hereby agrees to purchase from IGS(DE) and pay for all of the IGS(OK) Shares and GED Shares on the Closing Date.

     1.2 Delivery and Payment. On the Closing Date and subject to the terms and conditions hereof, each of the Shareholders shall deliver to the Purchaser one or more certificates in good delivery form and duly endorsed for transfer to the Purchaser, or accompanied by duly executed stock powers, evidencing all of the Shares. In exchange, the Purchaser shall deliver to the Shareholders the consideration set forth in Section manner provided in Section 1.3.

     1.3  Consideration.

          (a) On the Closing Date, the Purchaser shall pay aggregate consideration (the "Purchase Price") for the Shares, subject to any adjustments to the Purchase Price made pursuant to Sections 1.6, 9.1 and 9.2, as follows:

               (i) The Purchaser shall pay (by wire transfer of immediately available funds to a bank or banks and to an account or accounts thereat which the Shareholders shall have specified by written notice to the Purchaser at least three (3) Business Days prior to the Closing Date) to the Shareholders $209,415,000, to be allocated between the Shareholders and in the case of amounts allocated to IGS(DE) between the amount paid for the IGS(OK) Shares and the GED Shares as the Shareholders shall have specified by written notice to the Purchaser at least three (3) Business Days prior to the Closing Date; and

               (ii) The Purchaser shall deliver to the Shareholders warrants (the "Warrants") substantially in the form of Exhibit A attached hereto to purchase 435,000 shares ("Purchaser Shares") of common stock, par value $0.01 per share, of the Purchaser ("Purchaser Common Stock"), which number of Purchaser Shares and the exercise price thereof shall be subject to appropriate adjustment in accordance with the terms of the Warrants if such adjustment would be required by such terms had such Warrants been issued as of the date hereof, and which Warrants shall be allocated between the Shareholders and in the case of amounts allocated to IGS(DE) between the amount paid for the IGS(OK) Shares and the GED Shares as the Shareholders shall have specified by written notice to the Purchaser at least three (3) Business Days prior to the Closing Date.

     As used herein, a "Business Day" shall mean a day other than a Saturday, Sunday or national legal holiday.

          (b) Any adjustments to the Purchase Price made pursuant to Sections 1.6, 9.1 and 9.2 shall reduce or increase, as appropriate, the cash portion of the Purchase Price payable under Section 1.3(a)(i).

     1.4 Closing Date. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on December 12, 1996, or on the earliest date thereafter which is the third (3rd) Business Day following the concurrence by both the Purchaser and the Shareholders (which concurrence shall not be unreasonably withheld by any party to this Agreement) that all of the conditions to the Closing (other than delivery of the Shares and of the documents to be delivered at the Closing pursuant hereto and payment of the Purchase Price) have been satisfied or waived, provided that the parties may mutually agree in writing to an earlier date (the "Closing Date"). The Closing shall take place at the offices of counsel for Purchaser's lender in Houston, Texas, or such other place as the parties hereto shall mutually agree.

     1.5 Purchaser's Additional Deliveries. At the Closing, Purchaser shall deliver to the Shareholders all of the following: (i) the cash portion of the Purchase Price as provided in Section 1.3(a)(i), and (ii) the Warrants duly executed by Purchaser.

     1.6  Intercompany Payables.

          (a) The parties agree that effective immediately prior to the Closing all intercompany payables (other than those arising from the purchase or sale of oil or gas) owed by any of the Companies or Subsidiary to ICE or any of its Affiliates other than any of the Companies or Subsidiary ("Intercompany Payables") shall be reclassified as additional paid-in capital of the Companies and Subsidiary (the "Reclassification") and that from and after the Reclassification, neither ICE nor any of such Affiliates shall have any right to collect such amounts from any of the Companies or Subsidiary. At Closing, the Shareholders shall deliver to Purchaser a copy of the resolutions adopted by the Boards of Directors of ICE and each of such Affiliates to which any Intercompany Payables are owed, pursuant to which the contribution thereof to the capital of the Companies or the Subsidiary has been authorized, which copy shall be certified by the respective secretaries of ICE and such Affiliates of ICE to be true, correct and in full force and effect as of the Closing.

          (b) The Purchase Price is based in part on the assumption that, and the Shareholders agree for purposes of this Agreement that, the total equity investment (paid-in capital and retained earnings) in the Companies and Subsidiary was $98,443,000 as of the close of business on June 30, 1996 (the "Equity Investment"). The Purchase Price is also based in part on the assumption that the amount of Intercompany Payables (determined as set forth below) immediately prior to the Reclassification shall be $91,225,000 (the "Threshold Amount"), which the Shareholders agree for purposes of this Agreement to be the amount of Intercompany Payables as of the close of business on June 30, 1996. Schedule 1.6(b) sets forth the Shareholders' calculation of the Threshold Amount and the Equity Investment. If the amount of Intercompany Payables immediately prior to the Reclassification is greater or less than the Threshold Amount, then the Purchase Price shall be adjusted as set forth below, dollar for dollar, by the amount of the difference. The amount of Intercompany Payables immediately prior to the Reclassification shall be determined consistent with practices used in the preparation of the audited financial statements of the Companies and Subsidiary as of December 31, 1995, and in the same manner as the Threshold Amount was determined including, if applicable, among other things, allocations with respect to general and administrative expense incurred during the Interim Period solely with respect to the Companies or the

     Subsidiary, but excluding any amounts for or with respect to interest or corporate overhead. Notwithstanding the preceding sentence, the amount of Intercompany Payables immediately prior to the Reclassification (and for which an adjustment of the Purchase Price shall be made) shall be (i) determined without taking into account the amount of Federal, state and local income tax liabilities of the Companies or Subsidiary with respect to their taxable income during the Interim Period (and which will be borne by Shareholders pursuant to Section 9.3(a)(i) and Section 9.3(a)(iii)) or any Federal, state and local income tax benefits or savings with respect to the activities of the Companies and Subsidiary during the Interim Period which will accrue to the benefit of the Parent or other members of the MEC Selling Group as a result of the MEC Selling Group filing a consolidated, combined or unitary income tax return with the Companies and Subsidiary for the Interim Period, (ii) debited with any amount paid by the Companies or Subsidiary to Parent or other member of the MEC Selling Group to reflect the Federal, state or local income tax of the Companies and Subsidiary attributable to the Interim Period which will be borne by Shareholders pursuant to Section 9.3(a)(i) and Section 9.3(a)(iii), (iii) credited with any amount paid by Parent or other member of the MEC Selling Group to the Companies or Subsidiary to reflect the Federal, state or local income tax benefits or savings realized by the MEC Selling Group as a result of the activities of the Companies and Subsidiary during the Interim Period and (iv) debited with the amount of any payments made by or on behalf of the Companies or Subsidiary with respect or relating to the initial public offering proposed to be made (but subsequently abandoned) by ICE.

          (c) After the Closing, the Shareholders shall prepare or cause to be prepared a statement of Intercompany Payables as of the time immediately prior to the Reclassification in reasonable detail (the "Closing Date Statement"), which the Shareholders shall deliver to Purchaser within 30 days after the Closing Date.

          (d) Purchaser shall have the opportunity to review the Closing Date Statement at Purchaser's expense. Purchaser shall be accorded access for this purpose on reasonable notice during business hours to all relevant books and records used in the preparation of the Closing Date Statement. As promptly as practicable after Purchaser has received the Closing Date Statement, but in any event no later than 45 days after receipt, Purchaser shall give the Shareholders a written notice which shall either:

               (i)  State that Purchaser accepts the Closing Date Statement; or

               (ii) Describe in reasonable detail, including nature and amount, each adjustment (a "Proposed Adjustment") that Purchaser proposes to make in the Closing Date Statement. If the Shareholders have not received a notice from Purchaser within the 45-day period, Purchaser shall be deemed to have accepted the amount of Intercompany Payables set forth in the Closing Date Statement.

          (e) If Purchaser's notice to the Shareholders includes any Proposed Adjustment, then the parties shall negotiate in good faith any disagreement as to the propriety of the Proposed Adjustment. If they have not resolved all such adjustments within 30 days following the Shareholders' receipt of Purchaser's notice, then the parties shall jointly select an independent public accounting firm of national reputation, other than any accounting firm retained by (i) either of the parties to prepare or to review the Closing Date Statement or (ii) either of the parties in connection with the audit of their annual financial statements, to arbitrate all unresolved Proposed Adjustments. If the parties cannot agree on an accounting firm to act as arbitrator, they will use a list of all "Big Six" accounting firms that are not disqualified from acting as arbitrator, and beginning with the Shareholders, the Shareholders (acting jointly) and Purchaser shall each consecutively and repeatedly strike one name from the list until only one name remains, which shall be the arbitrator. The arbitration shall be conducted in Houston, Texas, and shall be limited in scope solely to the unresolved Proposed Adjustments set forth in Purchaser's notice. The arbitrator shall follow the procedures of the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), but the arbitration shall not be administered by the AAA. The parties shall direct the arbitrator to act expeditiously to resolve all unresolved Proposed Adjustments. The arbitrator's decision shall be final, binding and conclusive on the parties and anyone else having an interest in the determination. The arbitrator's fees and expenses for conducting the arbitration shall be shared equally by the Shareholders, on the one hand, and Purchaser, on the other.

          (f)  The "Final Closing Date Statement" shall be either:

               (i) The Closing Date Statement, if accepted or deemed to have been accepted by Purchaser in accordance with Section 1.6(d); or

               (ii) The Closing Date Statement adjusted to reflect the resolution of any Proposed Adjustments, whether by agreement of the parties, or pursuant to the arbitrator's determination in accordance with Section 1.6(e).

          (g) Within ten days after the determination of the Final Closing Date Statement, the Shareholders shall pay to Purchaser the difference, if positive, between the Threshold Amount and the amount of Intercompany Payables on the Final Closing Date Statement or Purchaser shall pay to the Shareholders the difference, if positive, between the amount of Intercompany Payables on the Final Closing Date Statement and the Threshold Amount, in either event with interest at the Agreed Rate (as hereinafter defined) on the amount of the payment for the period from the Closing Date to the date of payment.

          (h) The "Agreed Rate," as used herein, means that annual rate of interest from time to time published in the daily issues of The Wall Street Journal (the "WSJ") as the Prime Rate under the column presently headed "Money Rates" as that base rate of interest for corporate loans currently being charged by certain of the largest commercial banks in the United States of America. If the WSJ should cease to publish an annual rate of interest as the Prime Rate, the Agreed Rate for purposes of this Agreement shall be that variable annual rate of interest readily ascertainable from reported or published sources established by others independent of the party paying such interest which such party shall in good faith determine to be the principal equivalent of that rate of interest formerly published in the WSJ as the Prime Rate.

          (i) The "Interim Period" as used herein means that period beginning at 12:01 a.m. on July 1, 1996 (the "Effective Date") and ending at and including the Closing Date.


                                  ARTICLE II.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Representations and Warranties of the Purchaser. The Purchaser hereby represents, warrants and agrees to and with the Shareholders as follows:

     2.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it.

     2.2 Agreement Authorized and Enforceable. The execution and delivery of this Agreement and the Warrants (collectively, the "Purchaser Agreements") have been duly authorized by the board of directors of the Purchaser; the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser; and this Agreement is, and each of the other Purchaser Agreements when executed and delivered will be, the legal, valid and binding obligation of the Purchaser enforceable (subject to normal equitable principles) against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

     2.3 Non-Interference. The execution, delivery and performance of this Agreement and the other Purchaser Agreements and the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the assets or properties of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser, (ii) any note, instrument, lease, license, franchise, permit, indenture, mortgage, deed of trust, credit agreement or other authorization, right, restriction, obligation, contract or agreement of any nature whatsoever to which the Purchaser is a party or by which it or its properties are bound, other than such conflicts, violations, breaches, defaults and events as would not (x) result in any material adverse change in the assets, business, financial condition or results of operations of Purchaser, or (y) interfere with the ability of the parties to consummate the transactions contemplated hereby and to comply with all of the terms and provisions of the Purchaser Agreements, (iii) any judgment, order, award or decree of any foreign, federal, Indian, state, local or other court or tribunal or any award in any arbitration proceeding to which Purchaser is a party or any of the assets or properties of Purchaser is subject or by which Purchaser is bound, or (iv) any Requirements of Laws affecting the Purchaser or its assets or properties. Except as otherwise contemplated by Section 2.2, Purchaser is not required or obligated to make any declaration, filing or registration with, or to obtain any approvals, authorizations, consents, licenses or permits from, third Persons, including, without limitation, courts or governmental authorities, in order to consummate the transactions contemplated by the Purchaser Agreements.

     2.4 Investigations; Litigation. No investigation or review by any governmental entity with respect to Purchaser and any of the transactions contemplated by the Purchaser Agreements is pending or, to the best of Purchaser's knowledge, threatened, and no governmental entity has indicated to Purchaser an intention to conduct the same. There is no claim, action, suit or administrative, arbitration, or other proceeding pending against or affecting Purchaser, or to the best of Purchaser's knowledge, pending against or affecting any Affiliate of Purchaser, or to the best of Purchaser's knowledge, threatened against or affecting Purchaser or any Affiliate of Purchaser, at law or in equity, or before any court or any foreign, federal, Indian, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, with respect to any of the transactions contemplated by the Purchaser Agreements or which may have a material adverse effect on the assets, business, financial condition or results of operations of Purchaser. A filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a ("HSR"), is not required before consummation of the transactions contemplated hereby; and the Board of Directors of Purchaser has made, or will have made prior to the Closing, a good-faith determination within 60 days prior to the Closing that the fair market value in accordance with 16 C.F.R. Section 801.10(2) (1995) of the assets of the Companies and Subsidiary that are not reserves of oil, natural gas, shale or tar sands, or rights to reserves of oil, natural gas, shale or tar sands and associated exploration or production assets, as defined by 16 C.F.R. Section 802.3(a) -
(c), is less than $15 million.

     2.5 Finder's and Similar Fees. None of Purchaser, any of its Affiliates nor any Person acting on behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     2.6 Financial Ability. Purchaser has sufficient cash, commitments from responsible lending institutions, available lines of credit or other sources of immediately available cash, to enable it to deliver the cash portion of the Purchase Price at the Closing and to take such other actions as may be required by it to consummate the transactions contemplated hereby.

     2.7 Capitalization. The authorized capital stock of Purchaser is 50,000,000 shares of common stock, par value $0.01 per share, of which 11,587,372 shares (and no more) were issued and outstanding as of September 30, 1996, and of which 524,500 shares were reserved for issuance; and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. Other than in connection with the transactions contemplated by this Agreement or by Purchaser's Registration Statement on Form S-3 (filed with the Securities and Exchange Commission on November 5, 1996) ("Purchaser's S-3") or pursuant to plans described in the Purchaser Financial Statements, (i) Purchaser does not have outstanding any agreement, arrangement, subscription, option, warrant, call or similar commitment to issue or sell any shares of its capital stock, (ii) Purchaser has not issued any shares of its capital stock since September 30, 1996, and (iii) there is not outstanding any agreement of Purchaser to issue or sell any shares of its capital stock or any securities or obligations convertible into its capital stock. The Warrants have been duly authorized and when executed and delivered in accordance with this Agreement will be validly issued and will not be issued in violation of the preemptive or similar rights of any Person. The Purchaser Shares have been duly authorized and reserved for issuance and, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable, and will not be issued in violation of the preemptive or similar rights of any Person.

     2.8 Financial Statements. Purchaser has delivered to the Shareholders the following financial statements (the "Purchaser Financial Statements"): (i) consolidated statements of financial position, results of operations, changes in stockholders' equity and cash flows of Purchaser as of and for the years ended December 31, 1993, 1994 and 1995, included in its annual report on Form 10-K for its fiscal year ended December 31, 1995 ("Annual Report"); and (ii) consolidated statements of financial position, results of operations, changes in stockholders' equity and cash flows of Purchaser as of and for the six months ended June 30, 1996, included in its quarterly report on Form 10-Q for its fiscal quarter ended June 30, 1996 ("Quarterly Report") (the "Most Recent Purchaser Financial Statements"). The Purchaser Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved; provided, however, that the Most Recent Purchaser Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Purchaser Financial Statements fairly present the financial position of the Purchaser as of the respective dates thereof and the results of its operations, cash flows and changes in financial position for the periods then ended. As of the respective dates of the balance sheets included in the Purchaser Financial Statements, Purchaser had no liabilities or obligations, accrued, absolute, contingent or otherwise, which were required in accordance with generally accepted accounting principles consistently applied to be set forth in such balance sheets (excluding as to the Most Recent Purchaser Financial Statements matters which would be required by generally accepted accounting principles to be disclosed in notes thereto) other than those reflected or reserved against in such balance sheets. Purchaser has no liabilities or obligations, accrued, absolute, contingent or otherwise, which are required, in accordance with generally accepted accounting principles consistently applied, to be set forth in its balance sheet or notes thereto, other than those (x) reflected or reserved against in the balance sheet included in the Most Recent Purchaser Financial Statements (excluding matters which would be required to be disclosed in notes thereto) or (y) incurred in the ordinary course of business since June 30, 1996. Purchaser shall promptly provide to the Shareholders a copy of its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1996, once the same has been filed with the Securities and Exchange Commission.

     2.9 Disclosure. The Annual Report and the Quarterly Report did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     2.10 Changes. From June 30, 1996 to the Closing Date and other than as contemplated by this Agreement or except as consented to by each Shareholder in writing (which consent will not unreasonably be withheld):

          (a) Maintenance of Present Business. Purchaser has operated and shall continue to operate its business in the ordinary and usual course and in substantially the manner conducted at June 30, 1996.

          (b) Capitalization Change. Except for issuances of stock pursuant to plans or arrangements described in the Purchaser Financial Statements, as contemplated by this Agreement or by Purchaser's S-3, there has not been nor shall there be any change in the number of shares or classes of the capital stock of Purchaser or in the number of shares of its capital stock reserved for issuance. Purchaser has not authorized or entered into and shall not authorize or enter into any merger, consolidation, reorganization, dissolution or other action, agreement or transaction which would change its corporate or capital structure. Purchaser has not taken any action that would have adjusted, and shall not take any action that would adjust, the number of Purchaser Shares covered by the Warrants or the exercise price thereof, had the same been issued from and after June 30, 1996.

          (c) No Amendment to Certificate of Incorporation. Purchaser has not amended, and shall not amend, its certificate of incorporation or bylaws.

          (d) Other Changes. Purchaser has not engaged and shall not engage in any transactions which in the aggregate would materially and adversely alter its assets, business, financial condition or results of operations.

Where the future tense is used in covenants contained in the foregoing subsections of this Section 2.10, such covenants refer to the time period beginning on the date hereof and ending on the Closing Date.

     2.11 Laws. Purchaser is not in violation of or default with respect to, nor has it been notified of any alleged violation of or alleged default with respect to, any applicable federal, state, local, or foreign statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations and concessions, or any injunction, order, judgment, ruling, writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality nor is Purchaser delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, except for any violations, defaults or delinquencies which in the aggregate do not and are not reasonably expected to have a material adverse effect upon the assets, business, financial condition or results of operations of Purchaser.

     2.12 Certain Changes. Other than as a result of (a) transactions contemplated by this Agreement, (b) events or conditions which are of a general or industry-wide nature, or (c) events or conditions pertaining to Purchaser which have been disclosed prior to the Closing Date in writing by Purchaser to, and waived in writing by, the Shareholders, since June 30, 1996, there has not been:

          (a) Property Damage. Any damage, destruction, or loss to the business or properties of Purchaser (whether or not covered by insurance) materially and adversely affecting the assets, business, financial condition, or results of operations of Purchaser or the value thereof; or

          (b) Other Changes. Any other event, circumstance or condition particularly pertaining to and materially and adversely affecting the assets, business, financial condition or results of operations of Purchaser or its capital stock.


                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Representations and Warranties of the Shareholders. Each Shareholder represents, warrants, and agrees to and with Purchaser as follows:

     3.1 Title to Shares. ICE has good and marketable title to the IOG Shares, free and clear of any Encumbrance, and has the absolute and unrestricted right, power, authority and capacity to sell and transfer the IOG Shares to Purchaser in the manner provided herein, free and clear of any Encumbrance other than that created by this Agreement. IGS(DE) has good and marketable title to the IGS(OK) Shares and the GED Shares, free and clear of any Encumbrance other than that created by this Agreement, and has the absolute and unrestricted right, power, authority and capacity to sell and transfer the IGS(OK) Shares and the GED Shares to Purchaser in the manner provided herein, free and clear of any Encumbrance.

     3.2 Voting Arrangements. None of the Shares is subject to any voting trust, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any of the Shares.

     3.3 Organization and Standing. Each of the Shareholders, IOG and GED is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. IGS(OK) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. Each of the Companies has full requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole. The jurisdictions in which each of the Companies is qualified or licensed to do business are set forth on Schedule 3.3.

     3.4 Capitalization. The authorized capital stock of each of IOG and GED is 1,000 shares of common stock, par value $1.00 per share, of which, with respect to each of these Companies, 1,000 shares (and no more) are issued and outstanding. The authorized capital stock of IGS(OK) is 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares (and no more) are issued and outstanding. Other than the transactions contemplated by this Agreement, none of the Companies has outstanding any agreement, arrangement, subscription, option, warrant, call or similar commitment to purchase, issue, redeem or sell any shares of its capital stock, and there is not outstanding any agreement of any of them to purchase, issue or sell any shares of its capital stock or any securities or obligations convertible into its capital stock. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of the preemptive or similar rights of any Person. Each of the IOG Shares, the IGS(OK) Shares and the GED Shares constitute all of the issued and outstanding capital stock of IOG, IGS(OK) and GED, respectively.

     3.5  Subsidiary.

          (a) Except as set forth in Schedule 3.5(a), there neither is nor has ever been a direct or indirect subsidiary corporation of any of the Companies other than Medallion California Properties Company, a Texas corporation ("Subsidiary"). Except as set forth in Schedule 3.5(a), and except for IOG's equity interest in Subsidiary and other than the investments described in Section 3.6(b) hereto, none of the Companies or Subsidiary owns or has owned, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture (exclusive of any joint operating agreement, participation agreement, development drilling agreement, exploratory agreement, program agreement or tax partnership), limited liability company or other entity, and there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character by which any of the Companies or Subsidiary is or was bound relating to the issuance, sale, purchase or redemption of any such ownership interest.

          (b) Subsidiary's authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 (and no more) are issued and outstanding. IOG owns 100% of the authorized, issued and outstanding capital stock of Subsidiary. None of the shares of Subsidiary's capital stock is subject to any voting trust, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any of such shares. All outstanding shares of Subsidiary's capital stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of the preemptive or similar rights of any Person, and IOG has valid and marketable title thereto free and clear of any Encumbrance. Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has full requisite corporate power and authority to own its property and carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole. The jurisdictions in which Subsidiary is qualified or licensed to do business are set forth in Schedule 3.5(b). There exist no outstanding options, subscriptions, warrants, calls, or similar commitments to purchase, issue or sell, or to convert any securities or obligations into, any of the authorized or issued stock of Subsidiary or any securities or obligations convertible into such capital stock.

     3.6  Assets and Title to Assets.

          (a) Oil and Gas Properties. Schedule 3.6(a) sets forth the Value of each Oil and Gas Property and for each Well, Lease or Unit, as applicable, the corresponding NRI, WI and Identified Zone (with respect to Properties having a Reserve Category equal to 2, 3 or 4).

          (b) Investments. The only material investments of the Companies and Subsidiary ("Investments") are described as follows:

               (i) IOG's 100% ownership of the outstanding capital stock of Subsidiary;

               (ii) IOG's 45% interest in the Battle Creek Gas Gathering System, a Montana joint venture; and

               (iii)IOG's 14% capital contributing limited partnership interest in Merit Energy Partners, L.P., a Delaware limited partnership.

     Schedule 3.6(b) lists the Purchaser's and the Shareholders' agreed upon value of Investments (ii) and (iii) above.

          (c) Other Assets. Section 3.6(c) lists the material tangible assets of the Companies and Subsidiary other than as referred to or described in the preceding Sections 3.6(a) and 3.6(b) and other than assets classified as current assets under generally accepted accounting principles.

          (d) Definitions. The following terms, as used in this Agreement, have the indicated meanings:

               "Additional Properties" means the Oil and Gas Properties so designated on Schedule 3.6(a) by a notation of "A" in the "Property Type" column.

               "Company Property" means all of the assets owned, leased or operated by the Companies and the Subsidiary including, but not limited to, those referred to or described in the preceding Sections 3.6(a), 3.6(b) and 3.6(c), and also including any and all real property (including, but not limited to, surface estates and mineral fees and leaseholds), plant, building, facility, structure, underground storage tank, personal property, equipment, unit, or other asset owned, leased or operated by either of the Companies or the Subsidiary as of the date of execution of this Agreement.

               "Cure Period" means with respect to each Title Defect asserted by Purchaser, a one hundred twenty (120) day period of time beginning on the date of Purchaser's receipt of the Shareholders' Response Notice applicable thereto.

               "Defect Amount" means the amount attributable to each Title Defect, determined in accordance with Section 9.1(d).

               "Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, contract right, right of way, defect in or cloud on title or other encumbrance of any kind.

               "Hydrocarbons" means oil, condensate, natural gas, natural gas liquids, casinghead gas and liquid and gaseous hydrocarbons and any combination or mixture of the foregoing.

               "Identified Zone" means either (a) with respect to each Property set forth in Schedule 3.6(a) that has a Reserve Category equal to "1," the portion(s) of formation(s) in such Property that were producing as of the Effective Date, as evidenced by the completion or recompletion report(s) on file with the applicable regulatory agency for the Well(s) constituting such Property, but only insofar as such portion(s) may be produced from the Well(s) constituting such Property, or (b) with respect to each Property set forth in Schedule 3.6(a) that has a Reserve Category equal to "2, 3 or 4," the portion(s) of the formation(s) identified in Schedule 3.6 "Top of Zone" and "Bottom of Zone," but only insofar as such portion(s) may be produced from the Well(s) constituting such Property.

               "Lands" means the lands covered by the Leases and lands included within the boundaries of the Units.

               "Leases" means the oil and gas leases, oil, gas and mineral leases, royalties, overriding royalties, production payments, net profits interests, fee minerals, and other oil, gas or mineral interests (together with contractual rights, options or interests in and to any of the foregoing) owned by any of the Companies or the Subsidiary.

               "Marketable Title" means, with respect to the Companies' and the Subsidiary's respective ownership of Leases or Lands attributable to an Oil and Gas Property (insofar as such Leases and Lands are attributable to the Identified Zone for such Property), a record title or title established by orders of state regulatory agencies that (a) entitles one of the Companies or the Subsidiary to receive, throughout the life of such Property, not less than the NRI for such Property shown in Schedule 3.6(a), except for (i) decreases in connection with those operations to which any of the Companies or the Subsidiary elects either before Closing with Purchaser's consent if required hereunder or after Closing to become a non-consenting co-owner and (ii) decreases resulting from such Property where any of the Companies or the Subsidiary is obligated to allow others to make up past underproduction (excluding, however, any underproduction outstanding on the Closing Date that is attributable to or results from an imbalance that is not described on Schedule 3.27); (b) obligates one of the Companies or the Subsidiary to bear, throughout the life of a Property (and the plugging, abandonment and salvage thereof), no greater WI for such Property than the WI shown therefor in Schedule 3.6(a), except increases in such WI that result in at least a proportionate increase in such Company's or the Subsidiary's NRI for such Property (including, without limitation, increases resulting from co-owner non-consents) and increases that result from contribution requirements with respect to defaulting co-owners, and
          (c) is free and clear of all Encumbrances except for Permitted Encumbrances. "Marketable Title" means with respect to any Oil and Gas Property which does not consist of interests in Leases or Lands, a record title that (x) is free from reasonable doubt as to all matters of law and fact such that a reasonably prudent person, engaged in the ownership, development and operation of oil and gas properties or assets (including gas plants, treating and measurement facilities, and pipelines), with knowledge of all the facts and appreciation of their legal significance, would be willing to accept title to such property without a reduction in the Value of such property, (y) obligates any of the Companies or the Subsidiary to bear no more than its proportionate share of the costs of operating or developing such Property, taking into account the ownership interests held by third parties, if any, in such Property, and (z) is free and clear of all Encumbrances, except for Permitted Encumbrances.

               "NRI" means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to an Oil and Gas Property (insofar as such Hydrocarbons are attributable to the Identified Zone for such Property) after deduction of all lessors' royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest in such property.

               "Oil and Gas Properties" or "Properties" means collectively, and "Oil and Gas Property" or "Property," means individually, all those oil, gas and mineral properties or interests described in Schedule 3.6(a), including Wells, Leases, Units and other interests in Hydrocarbons prior to severance, and the other assets described in
          Schedule 3.6(a).

               "Permitted Encumbrances" means:

               (i) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, or, if due, are being challenged in good faith by appropriate proceedings and as to which adequate reserves have been established and are or will be reflected on a Company's or Subsidiary's next regularly prepared monthly financial statement after the incurrence thereof to the extent required by generally accepted accounting principles consistently applied;

               (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business and as to which adequate reserves have been established and are or will be reflected on a Company's or Subsidiary's next regularly prepared monthly financial statement after the incurrence thereof to the extent required by generally accepted accounting principles consistently applied;

               (iii)Encumbrances under operating agreements, unitization and pooling arrangements and Hydrocarbon sales contracts that secure payment of amounts not yet due and payable, or, if due, that are being contested in good faith in the ordinary course of business, which are of a nature and scope customary in connection with oil and gas drilling and producing operations and as to which adequate reserves have been established and are or will be reflected on a Company's or Subsidiary's next regularly prepared monthly financial statement after the incurrence thereof to the extent required by generally accepted accounting principles consistently applied;

               (iv) easements, rights-of-way, servitudes, permits, surface use limitations, surface leases, and other rights in respect of surface operations that do not materially interfere with any of the Companies' or the Subsidiary's operations of the portion of the Company Property burdened thereby;

               (v) rights reserved to or vested in any Governmental Body to control or regulate any of the Oil and Gas Properties and all applicable laws, rules, regulations, and orders of such authorities so long as the same do not (i) decrease any of the Companies' or the Subsidiary's NRI below the NRI shown in Schedule 3.6(a), or increase any of the Companies' or the Subsidiary's WI above the WI shown in
          Schedule 3.6(a), without at least a proportionate increase in such Company's or the Subsidiary's NRI, or (ii) create any liens in respect of such Properties;

               (vi) any Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived under Section 9.1;

               (vii) the terms and conditions of contracts and agreements relating to the Lands and the Oil and Gas Properties, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, right-of-way agreements, participation agreements, development drilling agreements, exploratory agreements, program agreements, agreements affecting operating rights and division orders, to the extent such terms and conditions (i) only with respect to an Identified Zone, do not decrease any of the Companies' or the Subsidiary's NRI below the NRI shown in Schedule 3.6(a), or increase any of the Companies' or the Subsidiary's WI above the WI shown in
          Schedule 3.6(a), without at least a proportionate increase in such Company's or the Subsidiary's NRI, (ii) are normal and customary in the oil and gas industry, and (iii) do not conflict with any other portion of this definition of Permitted Encumbrances;

               (viii) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease any of the Companies' or the Subsidiary's NRI below the NRI shown in Schedule 3.6(a), or increase any of the Companies' or the Subsidiary's WI above the WI shown in Schedule 3.6(a), without at least a proportionate increase in such Company's or the Subsidiary's NRI;

               (ix) conventional rights of reassignment requiring any of the Companies or Subsidiary to reassign interests in any Oil and Gas Property to a third party, or to give notice to the holders of such rights, prior to surrendering, abandoning or releasing an Oil and Gas Property;

               (x) calls on production exercisable only at prices substantially equivalent to then-current fair market value;

               (xi) consents to assignment and preferential rights to purchase any or all of the Company Properties other than any such consents or rights which (i) are applicable to the transactions contemplated by this Agreement or (ii) were applicable to a previous transaction involving the transfer of all or any portion of the Company Property but were not complied with at the time of the consummation of such transaction;

               (xii) all rights to consent by, required notices to, filings with, or other action by Governmental Bodies in connection with Oil and Gas Properties;

               (xiii) any cloud on title with respect to or resulting from the property litigation matters disclosed on Schedule 3.8; and

               (xiv) all other Encumbrances which individually or in the aggregate (a) are not such as to interfere materially with the operation, value or use of an Oil and Gas Property, (b) do not prevent one of the Companies or Subsidiary from receiving the full share and amount of revenues or proceeds of production attributable to such Oil and Gas Property, (c) do not decrease any of the Companies' or Subsidiary's NRI below the NRI shown in Schedule 3.6(a), and (d) do not increase any of the Companies' or Subsidiary's WI above the WI shown in Schedule 3.6(a), without at least a proportionate increase in such Company's or Subsidiary's NRI.

               "Significant Properties" means the Oil and Gas Properties so designated on Schedule 3.6(a) by a notation of "S" in the "Property Type" column.

               "Title Defect" means any Encumbrance, irregularity of title or other condition that causes any of the Companies' or the Subsidiary's title to one or more of the Oil and Gas Properties (or any portion thereof), or the Hydrocarbons attributable thereto, to be less than Marketable Title. Notwithstanding the foregoing, no Title Defect will exist as to any Oil and Gas Property unless the aggregate Defect Amounts affecting such Oil and Gas Property exceed $2,500. If a Title Defect exists pursuant to the preceding sentence, the Defect Amount for such Title Defect shall include the entirety of such Defect Amount, whether below or above such threshold amount. In the event a Well constituting a Property set forth in Schedule 3.6(a) that has a Reserve Category equal to "4" is drilled after the Effective Date, but is not completed as a well capable of producing in commercial quantities, neither the failure to so complete such Well nor any loss of interests in Leases or Lands on account thereof shall either constitute a Title Defect for purposes of this Agreement or cause a Company's or the Subsidiary's title thereto to be less than Marketable Title for purposes of this Agreement.

               "Units" means all units and pooled or communitized areas designated as units in Schedule 3.6(a).

               "Value" means the value allocated to a Property, as set forth in
          Schedule 3.6(a).

               "Wells" means wells (including projected future wells) for the production of Hydrocarbons which are listed in Schedule 3.6(a) or which are (or are projected to be) located on the Lands.

               "WI" means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of an Oil and Gas Property.

          (e)  Representations Regarding Oil and Gas Properties.

               (i) The Companies and the Subsidiary own Marketable Title to each of their respective Oil and Gas Properties set forth in Schedule 3.6(a).

               (ii) The Companies and the Subsidiary have conducted such title investigations and have acquired their respective interests in the Oil and Gas Properties in such manner they believe is customary in the oil and gas industry.

               (iii) Except as disclosed in Schedule 3.10, the Companies and the Subsidiary have complied in all material respects with the terms of their respective Leases and other agreements and contracts relating to the Oil and Gas Properties, and except as set forth in Schedule 3.8, no claim adverse to the rights of any of the Companies or the Subsidiary as lessee or assignee under any of such Leases or questioning their respective rights to the continued possession of the Lands has been asserted by any party.

          (f) Representations Respecting Certain Assets. Each of the Companies has good and marketable title to all of its material tangible assets (other than leased assets, the Investments and the Oil and Gas Properties) including, without limitation, the assets referred to in Section 3.6(c) (collectively, the "Other Assets"), to the extent necessary to carry on their businesses, free and clear of any Encumbrances except Permitted Encumbrances and except such as do not (i) interfere with the use made and proposed to be made of the Other Assets by the Companies and the Subsidiary, and
     (ii) adversely affect the value of the assets of the Companies and the Subsidiary taken as a whole, and all equipment and fixtures used in connection with Hydrocarbon operations, the gas marketing business or the gathering and transport of Hydrocarbons included in the Other Assets are in good operating condition, normal wear and tear excepted. Except as set forth in this Section 3.6(f), the Shareholders make no representations or warranties respecting title to or the condition of the Other Assets. The investments described in Section 3.6(b)(ii) and 3.6(b)(iii) are owned by the Company named therein as the owner thereof, free and clear of any Encumbrance other than Permitted Encumbrances or as may be set forth in the agreements relating thereto. Complete and correct copies of the partnership (joint venture) agreement of Battle Creek Gas Gathering System and the limited partnership agreement of Merit Energy Partners, L.P. have been furnished to Purchaser. No claim has been asserted against the Company which is the owner of either of such investments (i) disputing the ownership thereof or the percentage ownership thereof reflected in Section 3.6(b)(ii) and 3.6(b)(iii), and each such owner is not in default in any material respect of any of its obligations relating to such investments.

     3.7 Financial Statements. Shareholders have delivered to Purchaser the following (the "Financial Statements"): (i) audited combined statements of financial position, results of operations, changes in stockholder's equity and cash flows as of and for the years ended December 31, 1993, 1994 and 1995, for the Companies and Subsidiary for each of such years and (ii) unaudited combined statements of financial position, results of operations, changes in stockholder's equity and cash flows as of and for the six months ended June 30, 1996, for the Companies and Subsidiary (the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Financial Statements fairly present the financial position of the Companies and Subsidiary as of the respective dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended. Shareholders will provide to Purchaser unaudited combined statements of, results of operations and cash flows for the nine months ended September 30, 1995 and 1996, an unaudited combined statement of changes in stockholders' equity for the nine months ended September 30, 1996 and an unaudited combined balance sheet as of September 30, 1996 of the Companies and Subsidiary as soon as they become available but no later than November 15, 1996. In addition to providing consolidated financial statements of the Companies and Subsidiary for the September 30, 1996 periods, Shareholders will use reasonable efforts to cooperate with and assist the Purchaser in the preparation of such financial statements of the Companies as may be necessary in connection with preparation of a report on Form 8-K (as promulgated under the Securities Exchange Act of 1934, as amended) with respect to the transaction contemplated hereby. None of the Companies or Subsidiary has any liabilities or obligations, accrued, absolute, contingent or otherwise, which are required, in accordance with generally accepted accounting principles consistently applied, to be set forth in the balance sheets included in the Financial Statements, other than those
(x) reflected, disclosed or reserved against in such balance sheets, (y) liabilities and obligations that have been incurred in the ordinary course of business since June 30, 1996 or (z) Taxes which are to be borne by Shareholders pursuant to Section 9.3(a). All accounts receivable of the Companies and Subsidiary as of June 30, 1996 or created after such date have been paid in full or are reasonably expected to be paid in the ordinary course of business except for the items of questionable collectibility listed in Schedule 3.7 for which adequate reserves have been established as required by generally accepted accounting principles consistently applied. In no event shall any of the Companies or Subsidiary accrue prior to or as of the Closing Date any liabilities associated with the election contemplated by this Agreement to be made under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code").

     3.8 Investigations; Litigation. Except as disclosed in Schedule 3.8, and assuming inapplicability of HSR in reliance on Purchaser's representation and warranty in the last sentence in Section 2.4, (i) no investigation or review by any governmental entity with respect to any of the Companies or Subsidiary or concerning any of the transactions contemplated by this Agreement is pending or, to Shareholders' knowledge, threatened, nor has any governmental entity indicated to any of the Companies or Subsidiary an intention to conduct the same, and (ii) there are no claims, actions, suits or administrative, arbitration or other proceedings pending or, to Shareholders' knowledge, threatened against or affecting any of the Companies or Subsidiary at law or in equity, or before any court or any foreign, federal, Indian, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality with respect to the transactions contemplated by this Agreement or which, if adversely determined, could reasonably be expected to result in one or more losses to the Companies and the Subsidiary exceeding $500,000 in the aggregate.

     3.9 Guarantees and Contingent Obligations. Except as disclosed on Schedule 3.9, neither any of the Companies nor Subsidiary will on the Closing Date be a guarantor, surety, co-maker or other obligor with respect to the debt or liability of any other Person.

     3.10 No Defaults. Except as disclosed on Schedule 3.10, there is no existing material default on the part of any of the Companies or Subsidiary or, to Shareholders' knowledge, any other party under any material obligation, lease, contract, plan or other arrangement to which the Companies or Subsidiary is a party or by which any of them is bound. To Shareholders' knowledge, there is no existing event or circumstance which with notice or lapse of time would give rise to a material default on the part of any of the Companies or Subsidiary or any other party under any material obligation, lease, contract, plan or other arrangement to which the Companies or Subsidiary is a party or by which any of them is bound.

     3.11 Changes. From June 30, 1996 to the Closing Date and other than as contemplated by this Agreement or except as consented to by Purchaser in writing (which consent will not unreasonably be withheld):

          (a) Maintenance of Present Business. The Companies and Subsidiary have (a) operated and shall continue to operate their respective businesses in the ordinary and usual course and in substantially the manner conducted at June 30, 1996, (b) used and shall continue to use reasonable efforts to preserve intact their present business organization, and (c) used reasonable efforts to preserve and shall continue to use reasonable efforts to preserve their relationships with customers and others having dealings with them. In addition, GED and IGS(OK) have conducted and shall conduct their gas marketing businesses and have entered into and performed and shall enter into and perform agreements for the purchase, resale and transportation of Hydrocarbons (including financial instruments relating thereto which qualify under generally accepted accounting principles for accounting treatment as a hedge) in a manner consistent with past practices and in the ordinary course of GED's and IGS(OK)'s businesses.

          (b) Operation of Properties. To the knowledge of Shareholders, the Properties have been operated and shall continue to be operated in a reasonably prudent manner and in accordance with good oilfield practices.

          (c) Maintenance of Properties. The Companies and Subsidiary have maintained and shall continue to maintain all of their respective Oil and Gas Properties and Other Assets in customary repair, order and condition, normal wear and tear excepted, if and to the extent that any of the Companies or Subsidiary operate or have direct control over such properties and assets. To Shareholders' knowledge, with respect to Oil and Gas Properties and Other Assets that are not operated or directly controlled by any of the Companies or Subsidiary, such properties and assets have been maintained and shall continue to be maintained in customary repair, order and condition, normal wear and tear excepted.

          (d) Maintenance of Books and Records. The Companies and Subsidiary have maintained and shall continue to maintain their respective books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

          (e) Sales of Properties. Except for (i) Permitted Encumbrances, (ii) as set forth in Schedule 3.11(e), and (iii) sales of produced Hydrocarbons in the ordinary course of business, neither any of the Companies nor Subsidiary has sold, exchanged, disposed of, or encumbered or shall sell, exchange, dispose of, or encumber, any of their respective Oil and Gas Properties, Investments or material Other Assets.

          (f) Prohibition of Certain Employment Contracts. Except as otherwise disclosed pursuant to Section 3.20, neither any of the Companies nor Subsidiary has entered into or shall enter into any contracts or arrangements of employment which cover a period beyond the Closing Date and under which any of the Companies or Subsidiary has any obligation after the consummation of the transactions contemplated hereby.

          (g) Prohibition of Certain Loans. Except as otherwise disclosed pursuant to Section 3.20, neither any of the Companies nor Subsidiary has incurred or created or shall incur or create any indebtedness for borrowed money (including, without limitation, any guaranty thereof) or, except in the ordinary course of business, any other indebtedness for any purpose.

          (h) Prohibition of Certain Commitments. Except (i) in connection with operations necessary to deal with an emergency situation where there exists potential harm to or loss of life or property, (ii) as set forth in
     Schedule 3.11(h) or (iii) as contemplated by the Reserve Reports (as hereinafter defined), neither any of the Companies nor Subsidiary has entered or shall enter into commitments of a capital expenditure nature for amounts over $50,000 (net to the Companies' and Subsidiary's interest) for any one authority for expenditure ("AFE") (Purchaser's written consent shall be deemed to have been obtained as to any requested AFE which is not rejected in writing by the Purchaser within five Business Days of actual receipt of notice thereof by the Purchaser).

          (i) Dividends, Payments and Benefits. Except as set forth in Schedule 3.11(i), (a) none of the Companies has declared, set aside, or paid or shall declare, set aside, or pay any dividend or other distribution in respect of its capital stock and (b) neither any of the Companies nor Subsidiary has redeemed, repurchased or acquired or caused to occur or shall redeem, repurchase or acquire or cause to occur any direct or indirect redemption, repurchase or any other acquisition of any stock by any of the Companies or Subsidiary (payments by any of the Companies or Subsidiaries to Shareholders or any of their Affiliates other than the Companies and Subsidiary in the ordinary course of business consistent with past practice as reflected in the Financial Statements with respect to the purchase or sale of oil and gas, and any payments which reduce or affect Intercompany Payables, such as tax payments or payments with respect to any insurance or group employee benefit programs sponsored by MidAmerican Energy Company ("Parent") and administered in a manner consistent with past practice, shall not be deemed payments or distributions for purposes of this Section 3.11(i)). Except as set forth in Schedule 3.11(i) or as contemplated by this Agreement, neither any of the Companies nor Subsidiary has made or shall make any payment to, or has conferred or shall confer any benefit upon, either of the Shareholders or their Affiliates.

          (j) Capitalization Change. There has not been nor shall there be any change in the number of shares or classes of the capital stock of any of the Companies or Subsidiary or in the number of shares of the capital stock reserved for issuance. Neither any of the Companies nor Subsidiary has authorized or entered into or shall authorize or enter into any merger, consolidation, reorganization, dissolution or other action, agreement or transaction which would change its corporate or capital structure.

          (k) Amendments to Contracts. Except as disclosed pursuant to Section
     3.20 or in Schedule 3.20(a) or 3.20(b), neither any of the Companies nor Subsidiary has amended or modified or shall amend or modify any of its material contracts and agreements in any material respect.

          (l) Costs and Expenses. Except as set forth in Schedule 3.11(l) or in the Reserve Reports, neither any of the Companies nor Subsidiary has incurred or shall incur any costs and expenses except normal and usual expenses in the ordinary course of business. The Companies and Subsidiary have paid and shall continue to pay in full when due in the ordinary course of business all taxes, rentals, royalties and operating and other costs and expenses attributable to the Properties to the extent they are obligated to do so.

          (m) Compensation. Neither any of the Companies nor Subsidiary has granted or shall grant any increase in the compensation payable or to become payable to its employees other than increases disclosed to Purchaser in writing prior to the date of this Agreement or those expressly agreed to by the Purchaser in writing. Neither any of the Companies nor Subsidiary has paid or shall pay any bonus to any of its employees except as disclosed to Purchaser in writing prior to the date of this Agreement.

          (n) Other Changes. Neither any of the Companies nor Subsidiary has engaged or shall engage in any transactions which in the aggregate would materially and adversely alter the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole.

          (o) Waiver of Rights. Neither any of the Companies nor Subsidiary has waived or shall waive any material rights except as set forth on Schedule 3.11(h) or as to non-consent elections made in the ordinary course of business consistent with past practice relating to the Oil and Gas Properties.

          (p) No Amendment to Certificate of Incorporation. Neither any of the Companies nor Subsidiary has amended or shall amend its certificate or articles of incorporation or bylaws.

          (q) Third Party Approval. Except as set forth in Schedule 3.11(q), neither any of the Companies nor Subsidiary has entered into or shall enter into any contract which requires the consent or approval of any third party to consummate the transactions contemplated by this Agreement.

          (r) Real Property. Except as set forth in Schedule 3.11(r), neither any of the Companies nor Subsidiary has entered into or shall enter into any contract for the purchase, lease or other occupancy of real property, or has exercised or shall exercise any option to purchase real property or any option to extend a lease of real property except in the ordinary course of business.

          (s) Debts. Except as set forth in Schedule 3.11(s), neither any of the Companies nor Subsidiary has cancelled or shall cancel any debts owed to or claims held by any Company or Subsidiary which exceed $5,000 individually or $100,000 in the aggregate.

          (t) Settlements. Neither any of the Companies nor Subsidiary has entered into or shall enter into settlements of any pending or threatened litigation which requires the Companies and Subsidiary taken as a whole to expend more than $50,000 or surrender Company Property valued in excess of $50,000 in the aggregate.

          (u) Governmental Decree or Fine. Neither any of the Companies nor Subsidiary has consented or shall consent to the entry of any decree or order by any foreign, federal, Indian, state, local or other governmental authority or regulatory body ("Governmental Body") which requires the payment of, or has paid or shall pay, fines and penalties of more than $25,000 in the aggregate.

          (v) Severance. Except as set forth on Schedule 3.11(v), neither any of the Companies nor Subsidiary has made or shall make any accrual or arrangement for or announcement, award or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee or agent of any Company or Subsidiary.

          (w) Entry into Commodity Futures. Neither the Companies nor the Subsidiary has entered into or will enter into any future, hedge, swap, collar, put, call, floor, cap, option or other similar contract which is not considered a hedge under generally accepted accounting principles.

          (x) General. Except as set forth on Schedule 3.11(x) or any other Schedule hereto, neither any of the Companies nor Subsidiary has taken any action outside of the ordinary course of business.

Where the future tense is used in covenants contained in the foregoing subsections of this Section 3.11, such covenants refer to the time period beginning on the date hereof and ending on the Closing Date.

     3.12 No Affiliate Farmouts. Other than the Purchase and Sale Agreement dated April 12, 1996, between IOG and InterCoast Global Management, Inc. and the transactions contemplated thereby, neither any of the Companies nor Subsidiary is a party to any farmout, farmin or similar agreement with any Affiliate of any of the Companies or Subsidiary nor does any of the Companies or Subsidiary have any understandings or arrangements to similar effect.

     3.13 Compliance With Law.

          (a)  Environmental Matters.  Except as disclosed on Schedule 3.13(a):

               (i) the operations of the Companies and the Subsidiary comply in all material respects with all applicable Environmental Laws, the Companies and the Subsidiary have obtained those permits, licenses or approvals required by

          Environmental Laws, and each is in material compliance with such permits, licenses or approvals;

               (ii) since January 1, 1994, neither the Companies nor the Subsidiary have received any claims or written inquiry or notice from any Governmental Body or other third party alleging that either the Companies or the Subsidiary is not now, or in the past has not been, in compliance with any then-applicable Environmental Laws;

               (iii) since January 1, 1994, neither the Companies nor the Subsidiary have received any written notice or claim to the effect that they are or may be liable to any Person or Governmental Body for Remedial Action as a result of a Release of a Contaminant, and to the knowledge of Shareholders, no such actions are threatened;

               (iv) no Environmental Encumbrance has attached to any Company Property;

               (v) to the knowledge of Shareholders, neither the Companies nor the Subsidiary have received notice of any past or present events, conditions, circumstances, activities, practices, incidents or actions which relate to either of the Companies or the Subsidiary or any Company Property, and (i) which are reasonably likely to interfere with or prevent continued compliance with any Environmental Laws, or (ii) which are reasonably likely to give rise to any Environmental Liability;

               (vi) to the knowledge of Shareholders, neither the Companies nor the Subsidiary have caused or allowed a Release of any Contaminant on, in, about, or from any Company Property in a manner (i) that is other than as allowed by Environmental Laws or (ii) so as to give rise to any Environmental Liabilities;

               (vii) to the knowledge of Shareholders, there are no facts, events or conditions relating to any Company Property, or any operations of any of the Companies or the Subsidiary that give rise to any Environmental Liabilities;

               (viii) to the knowledge of Shareholders, neither the Companies nor the Subsidiary have caused or allowed Contaminants to migrate from any Company Property upon or beneath any other properties, except as permitted by Environmental Laws, or caused or allowed Contaminants to migrate from other properties onto or beneath any Company Property, except as permitted by Environmental Laws;

               (ix) to the knowledge of Shareholders, neither the Companies nor the Subsidiary have generated, treated, processed, stored, or handled Contaminants

          (or transported, disposed, or arranged for disposal, reclamation, recycling, or sale of Contaminants from any Company Property to other properties) other than as allowed by Environmental Laws;

               (x) to the knowledge of Shareholders, neither the Companies nor the Subsidiary have generated, treated, processed, stored, or handled Contaminants (or transported, disposed, or arranged for disposal, reclamation, recycling, or sale of Contaminants from any Company Property) under circumstances that give rise to Environmental Liabilities;

               (xi) to the knowledge of Shareholders, the Companies and the Subsidiary have not, either expressly or by operation of law, assumed or undertaken any Environmental Liability of any other Person;

               (xii) Schedule 3.13(a) lists all material Governmental Permits held by the Companies and the Subsidiary under any Environmental Laws;

          (b) To the knowledge of Shareholders, Schedule 3.13(b) lists all underground storage tanks that exist under any Company Property;

          (c) Schedule 3.13(c) lists all environmental audit reports (or other reports, or other documentation of studies, relating to any investigation of any Environmental Matters or any potential or actual Environmental Liabilities) prepared by, for or with respect to either of the Companies or the Subsidiary since January 1, 1993; and

          (d) Neither the Companies nor the Subsidiary is subject to any ongoing obligation under any consent order, consent judgment, consent decree, court or administrative order, decree, or judgment issued by any Governmental Body or court regarding any Environmental Matter or pertaining to any claim under OSHA.

          (e) No Violation of Laws. Except as set forth in Schedules 3.10, 3.13(a) and 3.13(f), neither any of the Companies nor Subsidiary is in violation of or default with respect to, nor has any of them been notified of any alleged violation of or alleged default with respect to, (i) any existing applicable federal, Indian, state, local, or foreign laws, statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations and concessions, (ii) any injunction, order, judgment, ruling, writ or decree of any Governmental Body or (iii) common law, including, in each case, any such requirements of laws pertaining to electrical, building, zoning, subdivision, land use, environmental, or occupational safety and health requirements ((i), (ii) and (iii) are collectively referred to herein as "Requirements of Laws") nor are any of the Companies or Subsidiary delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, except for any violations, defaults or delinquencies which in the aggregate do not and are not reasonably expected to have a material adverse effect upon the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole.

          (f)  Governmental Permits.

               (i) Except as set forth on Schedule 3.13(f), each of the Companies and the Subsidiary owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, concessions, approvals and other authorizations from all Governmental Bodies which are necessary to entitle each of them to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (collectively, "Governmental Permits").
          Schedule 3.13(f) lists all previously held Governmental Permits which have expired and are being renewed or reissued by the Companies or the Subsidiary and all applications for new permits which are pending before a Governmental Body, the failure to have renewed or reissued would have a material adverse effect on the Property affected thereby.

               (ii) Each of the Companies and the Subsidiary has fulfilled and performed its respective obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, and which would have a material adverse effect on the Property affected thereby.

     3.14 Agreement Authorized and Enforceable. The execution and delivery of this Agreement have been duly authorized by the board of directors and sole shareholder of each of the Shareholders; the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of each of the Shareholders; and this Agreement is the legal, valid and binding obligation of the Shareholders enforceable (subject to normal equitable principles) against the Shareholders in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

     3.15 Finder's and Similar Fees. None of the Shareholders, the Companies, Subsidiary, any of their Affiliates or any Person acting on behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Dillon, Read & Co. Inc., whose fees and expenses, to the extent payable, shall be paid by the Shareholders.

     3.16 Non-Interference. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the assets or properties of any of the Shareholders, the Companies or Subsidiary under (i) the certificate of incorporation or bylaws of any of the Shareholders, the Companies or Subsidiary, (ii) except as disclosed on Schedule 3.16, any note, instrument, lease, license, franchise, permit, indenture, mortgage, deed of trust, credit agreement or other authorization, right, restriction, obligation, contract or agreement of any nature whatsoever to which any of them is a party or by which any of them or their properties are bound other than such conflicts, violations, breaches and defaults as would not
(x) result in any material adverse change in the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole, or (y) interfere with the ability of the parties to consummate the transactions contemplated hereby, (iii) any judgment, order, award or decree of any foreign, federal, Indian, state, local or other court or tribunal or any award in any arbitration proceeding to which any of the Shareholders, the Companies or Subsidiary is a party or any of the respective assets or properties of any of the Shareholders, the Companies or Subsidiary is subject or by which any of the Shareholders, the Companies or Subsidiary is bound, or
(iv) any Requirements of Laws affecting any of the Shareholders, the Companies or Subsidiary or their respective assets or properties, assuming inapplicability of HSR in reliance on Purchaser's representation and warranty in the last sentence of Section 2.4. Except as otherwise contemplated by
Section 3.14, and subject to the assumption set forth in the prior sentence, none of the Companies or the Shareholders is required or obligated to make any declaration, filing or registration with, or to obtain any approvals, consents, licenses or permits from, third Persons, including, without limitation, courts or governmental authorities, in order to consummate the transactions contemplated by this Agreement.

     3.17 Insurance. The Companies and Subsidiary have in effect and shall maintain in effect until the Closing Date the insurance coverage described on
Schedule 3.17 or substantially similar insurance coverage (the "Insurance Policies"). Such insurance coverage is with reputable insurers and, in respect of amounts, types and risks insured, is that which the Companies and Subsidiary believe is customary with businesses of a similar nature and size in accordance with good business practice, including insurance against loss or damage from hazards and risks to the Person, rights and properties of others (including employees of the Companies or Subsidiary), and insurance against loss or damage to motor vehicles and real property of the Companies or Subsidiary. All of the Insurance Policies are in full force and effect.

     3.18 Compliance with ERISA. Except as listed in Schedule 3.18, none of the Companies nor Subsidiary maintains, sponsors, or participates in or is required to make contributions to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance plan, death benefit plan, disability benefit plan, welfare plan, or other similar plan, agreement, policy or understanding, whether or not such plan is intended to be qualified under
Section 401(a) of the Code, including without limitation any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, agreement, policy or understanding individually, a "Plan"). The Shareholders have made available to the

Purchaser true and complete copies of (i) each Plan and any trust agreement and/or group annuity contract relating to such Plan, (ii) summary plan description and any summary of material modifications of each Plan (if any such summary is required), (iii) the three annual reports on Form 5500 most recently filed with the IRS with respect to each Plan (if any such report was required),
(iv) the most recent IRS determination letter requested for each Plan intended to meet the requirements of Section 401(a) of the Code, (v) the most recent actuarial report for each Plan for which an actuarial report is required and
(vi) all related communications with respect to each Plan for the last three consecutive years prior to the Closing Date with the IRS or U.S. Department of Labor relating to Plan qualification, filing of required forms or audits.

          (a) Prohibited Transactions. None of the Companies nor Subsidiary has engaged in a transaction in connection with which any of the Companies or Subsidiary could be subject to (either directly or indirectly) a liability for either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a tax imposed by Section 4975 of the Code.

          (b) Plan Termination; Liabilities. There has been no termination or partial termination of any Plan that would give rise to a liability to the Pension Benefit Guaranty Corporation on the part of any of the Companies or Subsidiary.

          (c) Accumulated Funding Deficiency. Full payment has been made of all amounts which are required by law, collective bargaining or other agreement, or under the terms of each Plan to have been paid as contributions to such Plan for all periods through the Closing Date including a pro rata share of contributions due for the current plan year which will have been made by such Closing Date or provided for by adequate reserves by the Companies and Subsidiary, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, or "liquidity shortfall" (as defined in
     Section 412(m)(5) of the Code) exists with respect to any Plan.

          (d) Relationship of Benefits to Pension Plan Assets. The present value of all benefits (whether or not vested) under each of the Plans that are described in Section 3(2) of ERISA does not exceed the current fair market value of the assets of each such Plan allocable to such accrued benefits. For purposes of the representations in this Section 3.18(d), the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Section 411(d)(6) of the Code or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such Plan and all "benefit liabilities" as defined in Section 4001(a)(16) of ERISA.

          (e) Execution of Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code, and except for agreements identified in
     Schedule 3.18(e) or as expressly provided for in this Agreement, none of the Companies nor the Subsidiary is a party to any agreement which (i) requires any such organization to make any bonus or severance payment to any of its officers or employees solely by reason of the change of control of the Companies effected by the sale of the IOG Shares, IGS(OK) Shares or GED Shares or (ii) requires it to make a payment to any of its officers or employees that, to the knowledge of the Shareholders, may be an "excess parachute payment" to a "disqualified individual", as such terms are defined in Section 280G of the Code.

          (f) Multiemployer Plans. None of the Companies nor Subsidiary ever has had an obligation to contribute to a Multiemployer Plan, as such term is defined in ERISA.

          (g) Fiduciary and Other Liability. There have been no acts, failures to act, omissions, transactions or pending issues involving a Plan or the assets thereof which could result in imposition on any of the Companies or Subsidiary (whether direct or indirect) of damages or liability in actions brought under Section 502 of ERISA which might reasonably be expected to subject the Companies and Subsidiary to the payment of any penalty, interest, tax or other obligation that could adversely affect the value of the assets and business of any of the Companies or Subsidiary. The Companies and the Subsidiary are in full compliance with state law requirements for worker's compensation coverage and existing insurance contracts are, and as of the Closing will be, fully operative and in effect. No claim or action for damages or liability for occupational illness or injury to any employee of any of the Companies or Subsidiary (based on intentional infliction of injury or otherwise) that would not be covered by the insurance contracts described in the next preceding sentence has been filed and the Companies and Subsidiary have no knowledge of circumstances that would give rise to any such claim against any of the Companies or the Subsidiary.

          (h) Compliance with Reporting Requirements and Other Applicable Law. Each Plan is in compliance with all applicable reporting, disclosure and other requirements of ERISA, the Code and other applicable law as they relate to such Plan, including but not limited to timely filing all required Forms 5500 (or equivalent annual report) for such Plan.

          (i) No Retiree Plans. Except as provided in Schedule 3.18, none of the Companies or the Subsidiary provides post-retirement medical, health, disability or death protection coverage or contributes to or maintains any Plan which provides for medical, health, disability or death benefit coverage following termination of employment by any present or former officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

          (j) Plan Amendment and Termination. Except as disclosed in Schedule 3.18, each such Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability (with respect to benefits) to any of the Companies or Subsidiary on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any law or agreement that pertains to any of the Companies or Subsidiary.

          (k) Controlled Group Liabilities. None of the Companies or the Subsidiary has or will have any material liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Plan, (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with any of the Companies or the Subsidiary.

     3.19 Oil and Gas Reserves. The Shareholders, IOG and Subsidiary have furnished the Purchaser estimates of IOG's and Subsidiary's proved oil and gas reserves as of the dates of the reports described in Schedule 3.19 (collectively, "Reserve Reports"). To Shareholders' knowledge, the information contained in the Reserve Reports regarding the Properties was reasonable at such dates and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Reports sufficient to materially and adversely affect the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole. All lease operating expenses outlined in the Reserve Reports were based upon good faith estimates of such expenses and are not materially inconsistent with the Companies' and the Subsidiary's currently existing related contractual obligations and to the Companies' and the Subsidiary's knowledge, currently existing Requirements of Laws. The historical Hydrocarbon production information relating to the Properties listed in the Reserve Reports which was provided by the Shareholders, the Companies, the Subsidiary and Netherland, Sewell and Associates, Inc. (and not by other third Persons) to Ryder Scott Company and used in connection with such company's preparation of evaluations of the Oil and Gas Properties on behalf of the Purchaser is, insofar as such information relates to a specific Property, attributable solely to the Identified Zone for such Property.

     3.20 Contracts.

          (a) Set forth on Schedule 3.20(a) is a description of each contract, agreement, lease or similar arrangement to which Parent or any Affiliate of Parent is a party and which evidences an obligation of Parent or any Affiliate of Parent to guaranty or otherwise provide collateral or support for any agreements or obligations of any of the Companies or Subsidiary.

          (b) Except for those contracts, agreements, leases or similar arrangements identified in Schedule 3.20(b) and matters expressly permitted by this Agreement, including Permitted Encumbrances, neither any of the Companies nor Subsidiary is a party to or bound by any contract, agreement, lease or similar arrangement, other than those cancelable on no more than 30 days' notice without penalty, which (a) includes any agreement relating to individuals who are employed by (or who serve as consultants or independent contractors to) any of the Companies or Subsidiary, including any employment agreements, collective bargaining agreements, severance agreements or agreements to acquire (or to receive an assignment of) an interest in any Company property; (b) is with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee other than Leases and leases involving annual payments of less than $10,000 and entered into in the ordinary course of business; (c) is made other than in the ordinary course of business for the purchase of materials or supplies or for the performance of services and has a term of more than 60 days from the date of this Agreement; (d) is made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one year from the date of this Agreement; (e) involves an option to purchase or sell any real or personal property (other than Leases and farmouts with respect to an oil and gas property) other than those entered into in the ordinary course of business and involving a purchase price of less than $25,000 and those entered into in connection with the Companies' gas marketing business in the ordinary course of business for the purchase or sale of produced Hydrocarbons; (f) is an indenture, mortgage, note, debenture, guaranty, security agreement or other debt instrument or agreement for borrowed money; (g) involves consulting or other similar contracts; (h) is with either of the Shareholders or any Affiliate of the Shareholders (except for contracts that involve no parties other than the Companies and Subsidiary) and (I) which will survive the Closing or (II) will not survive the Closing and the loss of which would have a material adverse effect on the assets, business, financial condition or results of operations of any of the Companies or Subsidiary or would otherwise materially and adversely affect a significant segment of any of the Companies' or Subsidiary's business; (i) is an agreement for the sale or purchase of any Hydrocarbons, except those sales or purchase agreements which by the terms of such agreement expire within six months or can be terminated by the Companies or Subsidiary upon no more than six months' notice without penalty; (j) requires expenditures or provides for receipts with respect to Oil and Gas Properties which are not Significant Properties of $50,000 or more in any calendar year, excluding (I) contracts or agreements creating interests in the Oil and Gas Properties,
     (II) joint operating agreements, (III) unitization or pooling agreements, and (IV) participation, joint venture, partnership, farmout, farmin or similar agreements; (k) is a futures, hedge, swap, collar, put, call, floor, cap, option or other contract which is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities (including Hydrocarbons) or securities, exclusive of those entered into in the ordinary course of business in connection with GED's and IOG(OK)'s gas marketing businesses; (l) evidences an obligation to pay a deferred purchase price in excess of $25,000 for property or services, except accounts payable arising in the ordinary course of business and obligations which involve a payment of $25,000 or less in any calendar year; (m) subjects any of the Companies or Subsidiary or the assets of any of the Companies or Subsidiary to any partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; (n) restricts the ability of any of the Companies or Subsidiary to conduct its business in the ordinary course; or (o) is not described in subsections (a) through (n) above, and the breach or loss of which would have a material adverse effect on the assets, business, financial condition or results of operations of any of the Companies or Subsidiary.

          (c) Subject to clause (iv) of the following sentence, complete and correct copies of all contracts, commitments, leases, agreements and other documents described in Schedules 3.20(a) and 3.20(b) and written descriptions of all oral understandings referred to in Schedules 3.20(a) and 3.20(b) have been made available to the Purchaser. As to all contracts, commitments, leases, agreements and other documents, except as set forth in Schedules 3.20(a) and 3.20(b), (i) each is in full force and effect in accordance with its terms; (ii) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment has been received by the Companies, the Subsidiary or Shareholders with respect thereto; (iii) no notice has been received by the Companies, Subsidiary, the Parent or Shareholders that any party thereto intends not to honor its obligations thereunder, and (iv) except with regard to contracts as to which such delivery or access would violate the terms of such contract or any other agreement, true, correct and complete copies thereof have been made available to the Purchaser by Shareholders, the Companies, Subsidiary or the Parent and Shareholders will promptly make requests of the parties for which delivery or access is so restricted and use reasonable best efforts to obtain or afford Purchaser access to such contracts.

     3.21 Representations, Warranties and Covenants Regarding Taxes.

          (a) The Parent is the common parent (as that term is used in Section 1504(a) of the Code) of an "affiliated group" of corporations (as defined in Section 1504(a) of the Code), which includes, without limitation, the Parent, the Shareholders, the Companies, and Subsidiary. Such "affiliated group" of corporations is referred to herein as the "MEC Group." The MEC Group without the Companies and Subsidiary is sometimes referred to herein as the "MEC Selling Group." Except as disclosed in Schedule 3.21, none of the Companies or Subsidiary have been a member of any affiliated group other than the MEC Group.

          (b) No member of the MEC Group has engaged or will engage in any activity which will result in a deemed election by the Purchaser under
     Section 338(e) of the Code with respect to any of the Companies or Subsidiary to the extent any such entity is a "target corporation" or "target affiliate" within the meaning of Code Sections 338(d)(2) and 338(h)(6)(A), respectively.

          (c) As of the Closing Date, all required state and local Tax returns, reports and estimates which are due on or before the Closing Date will have been timely filed (taking into account all extensions permitted by applicable law) with the appropriate governmental agencies with respect to the Companies and Subsidiary. All such returns are, or will be, in all material respects, correct and complete. All taxes, deficiencies, penalties and interest shown by such returns, reports and estimates to be payable will have been paid or accrued on the books of the Companies and Subsidiary, including all tax assessments and/or levies imposed upon any of the Companies or Subsidiary or any of their property.

          (d) The United States consolidated corporate income tax returns and estimates of the MEC Group have been or will be timely filed with the Internal Revenue Service for each taxable period ending on or before December 31, 1995 (taking into account all extensions permitted by applicable law). All such returns are, in all material respects, correct and complete. Any amount of such taxes, deficiencies, penalties and interest shown by such returns and estimates properly allocable to any of the Companies or Subsidiary were previously paid or accrued on the books of the Companies and Subsidiary or will be paid or accrued on the books of the Companies and Subsidiary. The United States consolidated corporate income tax return and estimates of the MEC Group for the taxable period ending December 31, 1996 will be timely filed (taking into account all extensions permitted by applicable law) with the Internal Revenue Service, and any consolidated, combined or unitary income tax return required to be filed by the MEC Group for the taxable period ending December 31, 1996 will be timely filed (taking into account all extensions permitted by applicable law). Such returns will include the income, deductions and credits of the Companies and Subsidiary for the period through and including the Closing Date, including the amount of taxable income resulting from the Section 338(h)(10) Election.

          (e) Except as disclosed on Schedule 3.21, (i) no waivers of any statute of limitations have been given with respect to any of the Companies or Subsidiary or which relate to any of the Companies or Subsidiary with respect to any Taxes for any period, (ii) no audit of any federal, state or local return of any of the Companies or Subsidiary, or of the consolidated federal income tax return of the MEC Group, is presently in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority, (iii) no claims, assessments, levies, administrative proceedings or lawsuits are pending or threatened by any taxing authority with respect to any Tax for which either of the Companies or Subsidiary may have liability, and (iv) no requests for rulings or administrative determinations of any sort relating to any Tax are pending between any of the Companies or Subsidiary and any taxing authority.

          (f) Except as disclosed on Schedule 3.21, no issue or issues, singly or collectively, have been raised (and are currently pending or unsettled) by any taxing authority in connection with any returns and reports referred to in this Section 3.21 which would, if determined adversely, have a material adverse effect on the assets, business, financial condition, results of operations or prospects of any of the Companies or Subsidiary.

          (g) All material required amounts have been or will be withheld by each of the Companies and Subsidiary from its employees and accrued or paid over to appropriate governmental authorities for all periods ending on or before the Closing Date in full compliance with the tax withholding provisions of applicable federal, state and local laws. Proper and accurate federal, state and local returns have been or will be filed by or on behalf of the Companies and Subsidiary for all periods for returns due on or before the Closing Date with respect to income tax withholding, social security, unemployment and any other trust fund or employer taxes, and the amounts shown on such returns to be due and payable have been paid or will be paid in full or adequate provision therefor has been or will be made. To the extent that the employer's portion of such trust fund or employer taxes for compensation attributable to the Interim Period is paid by Parent, such payments shall result in an increase in the Intercompany Payables which will affect the Purchase Price.

          (h) Any and all Tax agreements or arrangements and any and all other agreements or arrangements with respect to any Taxes imposed by any taxing jurisdiction executed between or agreed to by any of the Companies and/or Subsidiary with the Parent or any member of the MEC Selling Group which relate to a payment by or to any of the Companies or Subsidiary with respect to its Taxes, and which is continuing in effect will be terminated without liability to either party and shall be void effective as of the Closing Date. Since June 30, 1996, there has been no payment of cash or property by any of the Companies or Subsidiary to any Affiliate of the Companies in settlement of any accumulated deferred income taxes.

          (i) At the direction of the Purchaser, the Shareholders shall request the tax matters partner of any partnership in which any of the Companies or Subsidiary is a partner to make or revoke an election under Code
     Section 754. The Shareholders shall not object to any Code Section 754 election or revocation made after the Closing Date which may be effective for tax years which include periods beginning after December 31, 1995.

     3.22 Corporate Records. The corporate minute books of the Companies and Subsidiary are correct and complete, contain true and complete copies of the Companies' and Subsidiary's Certificate or Articles of Incorporation, as amended, and the Companies' and Subsidiary's Bylaws, as amended, and the minutes of all meetings and other actions taken by the shareholders and directors of the Companies and Subsidiary. The stock record books of the Companies and Subsidiary are true, complete and correct, and all other corporate records of the Companies and Subsidiary are true, complete and correct in all material respects.

     3.23 Officers and Directors; Bank Accounts; Powers of Attorney. The officers and directors of the Companies and Subsidiary are as set forth in
Schedule 3.23. Schedule 3.23 also
sets forth (i) the name of each bank, savings institution or other Person with which any of the Companies or Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from any of the Companies or Subsidiary and a summary statement of the terms thereof.

     3.24 Labor Matters. Schedule 3.24 sets forth the names and positions of each of the employees of the Companies and Subsidiary as of the date hereof. The Shareholders have heretofore provided Purchaser a schedule of the current annual rates of compensation of such employees. There are not any controversies between any of the Companies or Subsidiary and any of its employees which might reasonably be expected to have a material adverse effect on their assets, business, financial condition or results of operations taken as a whole, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving the employees of any of the Companies or Subsidiary. Neither any of the Companies nor Subsidiary has received notice of any claim that any of the Companies or Subsidiary has not complied with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that any of the Companies or Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the knowledge of Shareholders, as of the date hereof, no employee or executive of either of the Companies or Subsidiary designated as a key employee and listed as such on Schedule 3.24 has any plans to terminate employment with the Company or Subsidiary that employs him or her. To Shareholders' knowledge, no employee of any of the Companies or Subsidiary is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with Persons other than any of the Companies or Subsidiary relating to the present business activities of any of the Companies or Subsidiary. Except as disclosed in Schedule 3.24, (i) all Continuing Employees are and will be employed on an "at will" basis--i.e., that their employment may be terminated, without any liability or claim therefor, with or without cause and without the giving of any specified notice exceeding that which may be required by state law, and (ii) none of the Continuing Employees is a party to a contract or has any claim for benefits of a contract, relating to his employment.

     3.25 Certain Changes. Except as set forth in Schedule 3.25, other than as a result of (a) transactions contemplated by this Agreement, (b) events or conditions which are of a general or industry-wide nature, or (c) events or conditions pertaining to the Companies and Subsidiary which have been disclosed prior to the Closing Date in writing by the Shareholders to, and waived in writing by, the Purchaser, since June 30, 1996, there has not been:

          (a) Property Damage. Any damage, destruction, or loss to the business or properties of any of the Companies or Subsidiary (whether or not covered by insurance) materially and adversely affecting the assets, business, financial condition or results of operations of the Companies and Subsidiary or the value thereof, in any event taken as a whole; or

          (b) Other Changes. Any other event, circumstance or condition particularly pertaining to and materially and adversely affecting the assets, business, financial condition or results of operations of the Companies and Subsidiary taken as a whole or their capital stock.

     3.26 Hedging Transactions. Schedule 3.26 sets forth a description, and the status as of June 30, 1996, of all accounts relating to the Companies or the Subsidiary that include open futures, hedges, swaps, collars, puts, calls, floors, caps, options or other contracts which are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities (including Hydrocarbons) or securities (and the corresponding deposits, if any). Since June 30, 1996, Shareholders have made no additions or withdrawals to or from any such accounts other than as reflected in the intercompany accounts among the Companies, Subsidiary and their Affiliates in a manner consistent with past practice.

     3.27 Gas Imbalances. Schedule 3.27 correctly sets forth for the periods shown (a) imbalances for overproduction and underproduction of Hydrocarbons from the Oil and Gas Properties as of June 30, 1996, or as a result of the sale or transportation of Hydrocarbons by the Companies or the Subsidiary, and (b) obligations of the Companies or the Subsidiary as of June 30, 1996, for the delivery of Hydrocarbons attributable to the Company Property in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.


                                  ARTICLE IV.
              OBLIGATIONS OF THE SHAREHOLDERS PENDING CLOSING DATE

     Agreements of the Shareholders. Each of the Shareholders agrees that from the date hereof to the Closing Date:

     4.1 Ownership of Stock. Each Shareholder will remain the record and beneficial owner of the Shares owned by it. Neither Shareholder will suffer any Encumbrance (other than this Agreement) to be created or exist upon any of the Shares owned by it.

     4.2 Voting Arrangements. Neither Shareholder will subject any of the Shares owned by it to, or suffer to be created or exist with respect to such Shares, any voting trust, proxy, voting agreement or other understanding or arrangement with respect to the voting thereof.

     4.3 Agreements of Shareholders Pending Closing Date. Each Shareholder severally but not jointly agrees that from the date hereof to the Closing Date it will cause the Companies and Subsidiary to do the following:

          (a) Inspection by the Purchaser. The Companies and Subsidiary shall grant to the Purchaser, and its officers, employees and authorized representatives, access, at the Purchaser's expense, to and the continued right during normal business hours to inspect the Companies' and Subsidiary's records and properties and to consult with and receive assistance from the Companies' and Subsidiary's officers, employees, attorneys and agents in order that the Purchaser may have full opportunity to make such reasonable investigation as it shall desire of the affairs of the Companies and Subsidiary and for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; and the Companies' and Subsidiary's officers, employees, attorneys and agents will furnish the Purchaser with such additional financial and operating data and other information as to the business and properties of the Companies and Subsidiary as the Purchaser shall from time to time reasonably request. Purchaser's investigation shall be at its own risk with respect to bodily injury or destruction of property. No investigation made by Purchaser or its representatives hereunder shall affect the representations and warranties of Shareholders hereunder. To the extent such access or disclosure would violate the terms of any contract or agreement of the Companies, Subsidiary or Shareholders, Shareholders will use their reasonable best efforts to cause the other parties to any such contract restricting access to permit Purchaser to review such contracts, documents or records subject to such restrictions.

          (b) Prohibition on Issuance, Sale or Purchase of Securities. Neither any of the Companies nor Subsidiary shall issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

          (c) Suspended Funds. Without the consent of Purchaser (which consent shall not unreasonably be withheld) neither any of the Companies nor Subsidiary shall pay to any Person any funds held in suspense for the benefit of such Person other than in the ordinary course of business and other than in connection with escheat filings.

     4.4 Notification by Shareholders of Certain Matters. From the date hereof through the Closing Date, Shareholders will promptly advise Purchaser in writing of (i) any event or condition (other than those which are of a general or industry-wide nature) which has or can be reasonably expected to have a material adverse effect on the assets, business, financial condition or results of operations of any of the Companies and Subsidiary, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any material agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Shareholders have knowledge.

     4.5 Preserve Accuracy of Representations and Warranties. Shareholders shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Shareholders shall promptly notify Purchaser of any action, suit, claim, investigation or proceeding that shall be instituted or, to the knowledge of Shareholders, threatened against Shareholders to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Shareholders shall promptly notify Purchaser of any lawsuit, claim, proceeding or investigation that may be brought, asserted or commenced or, to the knowledge of Shareholders, threatened against the Companies or Subsidiary.

                                   ARTICLE V.
               OBLIGATIONS OF THE PURCHASER PENDING CLOSING DATE

     Agreements of the Purchaser. The Purchaser agrees that from the date hereof to the Closing Date:

     5.1 Notification by Purchaser of Certain Matters. From the date hereof through the Closing Date, Purchaser will promptly advise Shareholders in writing of (i) any event or condition (other than those which are of a general or industry-wide nature) which has or can be reasonably expected to have a material adverse effect on the assets, business, financial condition or results of operations of Purchaser, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any material agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Purchaser has knowledge.

     5.2 Preserve Accuracy of Representations and Warranties. Purchaser shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Purchaser shall promptly notify Shareholders of any action, suit, claim, investigation or proceeding that shall be instituted or, to the knowledge of Purchaser, threatened against Purchaser to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.


                                  ARTICLE VI.
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

     Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

     6.1 Representations and Warranties of the Shareholders True at Closing Date. The representations and warranties of the Shareholders herein contained (other than those in Sections 3.6(a), 3.6(e), and 3.13(a) and the other clauses of Section 3.13 to the extent relating to Environmental Matters) which are qualified as to materiality shall be true and correct as of and at the Closing Date with the same effect as though made at such date, and the representations and warranties of the Shareholders herein contained (other than those in Sections 3.6(a), 3.6(e), and 3.13(a) and the other clauses of Section 3.13 to the extent relating to Environmental Matters) which are not qualified as to materiality shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made at such date (it being understood that if any such representation and warranty which is not qualified as to materiality is not true and correct in all respects, Purchaser shall retain any and all rights granted to it pursuant to the terms of this Agreement as well as under applicable law with respect thereto), except as affected by transactions permitted or contemplated by this Agreement, including, without limitation, pursuant to Sections 9.1 and 9.2; the Shareholders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; and Shareholders, the Companies and Subsidiary shall have delivered to the Purchaser a certificate to both such effects, dated the Closing Date and signed by each of their chief executive officers or Presidents.

     6.2 No Litigation by Non-Parties. Except as disclosed in Schedule 3.8, no suit, action or other proceeding brought by or at the instance of any Person or entity other than any of the parties hereto or any of their respective Affiliates shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby. There shall not be an injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement. Shareholders shall have delivered to the Purchaser a certificate to such effect, dated the Closing Date and signed by each of their chief executive officers or Presidents.

     6.3 Resignations. Shareholders shall have delivered to the Purchaser on the Closing Date written resignations of all directors of the Companies and Subsidiary.

     6.4 Tender of the Shares. Shareholders shall have delivered to the Purchaser all certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of any Encumbrance.

     6.5 No Enjoinder. No order of any Governmental Body shall have been issued which restricts or prohibits the consummation of the transactions contemplated hereby.

     6.6 Investment Suitability and Investment Representations. Shareholders shall have executed and delivered to the Purchaser a document whereby the Shareholders represent, warrant and agree that (i) they are knowledgeable in operations of the type conducted by the Purchaser, (ii) Purchaser has made available to them extensive legal, financial, accounting and other business records for examination by them, (iii) Purchaser has made its principal executive and operating personnel available for consultation with the Shareholders' designated representatives, (iv) through their counsel, the employees of the Shareholders, and other duly authorized representatives, they have made an extensive investigation of the Purchaser's assets and liabilities, business and financial affairs, and operations, (v) they are aware of the risks associated with ownership of equity securities, (vi) they are capable of bearing the financial risks associated with such ownership, and
(vii) the Warrants and, upon exercise, the Purchaser Shares are being acquired by the Shareholders for the account of the Shareholders for investment and not with a view to the distribution thereof within the meaning of the securities laws.

     6.7 Corporate Documents. Shareholders shall have delivered to Purchaser:
(i) copies of the articles or certificate of incorporation of each of the Shareholders, the Companies and Subsidiary which have been certified (a) by the Secretary of State of the State of Delaware, as to the Shareholders, IOG and GED, (b) by the Secretary of State of the State of Oklahoma, as to IGS(OK), and
(c) by the Secretary of State of the State of Texas, as to Subsidiary, all of which are dated within ten business days prior to the Closing Date, (ii) long-form certificates of good standing of the Shareholders, the Companies and Subsidiary issued by the secretaries of state of each of their respective states of incorporation and, as to each of the Companies, issued by the secretaries of state of each of the states listed on Schedule 3.3 with respect to such Company, and, as to Subsidiary, issued by the secretaries of state of each of the states listed on Schedule 3.5(b), all of which are dated within ten business days prior to the Closing Date, and (iii) certificates showing payment of all franchise and similar taxes by the Companies and Subsidiary issued by the appropriate officials of each of their respective states of incorporation, and, as to each of the Companies, issued by the appropriate officials of each of the states listed on Schedule 3.3 with respect to such Company, and, as to Subsidiary, issued by the appropriate officials of each of the states listed on
Schedule 3.5(b), all of which are dated within ten business days prior to the Closing Date.

     6.8 Secretary's Certificate of the Shareholders. Each of the Shareholders shall have delivered to Purchaser a certificate of its secretary or an assistant secretary, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to its certificate of incorporation on or after the date of the certification thereof delivered pursuant to Section 6.7, (ii) its bylaws, (iii) the resolutions of its Board of Directors and sole shareholder authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iv) incumbency and signatures of its officers executing this Agreement and any document or agreement delivered pursuant hereto.

     6.9 Non-Foreign Affidavit. The Purchaser acknowledges that the Companies and Subsidiary are United States Real Property Holding Corporations as defined by Code Section 897(c)(2). Each of the Shareholders shall provide to Purchaser on or before the Closing Date a non-foreign affidavit in compliance with United States Treasury Regulation Section 1.1445- 2(b)(2).

     6.10 Secretary's Certificate of the Companies and Subsidiary. The Shareholders shall have delivered to Purchaser a certificate of the secretary or an assistant secretary of each of the Companies and Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to
(i) the Certificate of Incorporation of the Company or Subsidiary, (ii) the By-laws of the Company or Subsidiary, and (iii) incumbency and signatures of the officers of the Company or Subsidiary executing any document or agreement delivered pursuant hereto.

     6.11 Consents, Waivers and Approvals. The Shareholders shall have delivered to Purchaser all consents, waivers or approvals obtained by (i) each of the Shareholders or (ii) each of the Companies and Subsidiary with respect to the consummation of the transactions contemplated by this Agreement.

     6.12 Guaranty. The Shareholders shall have delivered to Purchaser a guaranty by MidAmerican Capital Company of Shareholders' agreements and obligations hereunder, in the form attached as Exhibit B.

     6.13 Other Certificates. The Shareholders shall have delivered the secretaries' certificates contemplated by Section 1.6.

     6.14 Form and Substance of Shareholders' Actions and Documents. All actions to be taken by Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.


                          ARTICLE VII.
     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

     Conditions Precedent to Obligations of Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

     7.1 Representations and Warranties of the Purchaser True at Closing Date. The representations and warranties of the Purchaser herein contained which are qualified as to materiality shall be true and correct as of and at the Closing Date with the same effect as though made at such date, and the representations and warranties of the Purchaser herein contained which are not qualified as to materiality shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made at such date (it being understood that if any such representation and warranty which is not qualified as to materiality is not true and correct in all respects, Shareholders shall retain any and all rights granted to them pursuant to the terms of this Agreement as well as under applicable law with respect thereto), except as affected by transactions permitted or contemplated by this Agreement; the Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have delivered to the Shareholders a certificate, dated the Closing Date and signed by its chief executive officer to both such effects.

     7.2 No Litigation by Non-Parties. Except as disclosed in Schedule 3.8, no suit, action or other proceeding brought by or at the instance of any Person or entity other than any of the parties hereto or any of their respective Affiliates shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby. There shall not be an injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement. Purchaser shall have delivered to the Shareholders a certificate, dated the Closing Date and signed by its chief executive officer, to such effect.

     7.3 Tender of Purchase Price and Delivery of Documents. On the Closing Date the Purchaser shall have tendered to the Shareholders the Purchase Price and shall have executed and delivered the documents and instruments referred to in Section 1.5.

     7.4 No Enjoinder. No order of any governmental body shall have been issued which restricts or prohibits the consummation of the transactions contemplated hereby.

     7.5 Investment Suitability and Investment Representations. The Purchaser shall have executed and delivered to the Shareholders a document whereby the Purchaser represents, warrants and agrees that (i) it is knowledgeable in operations of the type conducted by the Companies and Subsidiary, (ii) the Companies and Subsidiary have made available to it extensive legal, financial, accounting and other business records for examination by it, (iii) the Companies and Subsidiary have made their principal executive and operating personnel available for consultation with the Purchaser's designated representatives, (iv) through its counsel, the employees of the Purchaser, and other duly authorized representatives, it has made an extensive investigation of the Companies' and Subsidiary's assets and liabilities, business and financial affairs, and operations, (v) it is aware of the risks associated with ownership of equity securities, (vi) it is capable of bearing the financial risks associated with such ownership, and (vii) the Shares are being acquired by the Purchaser for the account of the Purchaser for investment and not with a view to the distribution thereof within the meaning of the securities laws.

     7.6 Corporate Documents. Purchaser shall have delivered to Shareholders:
(i) a copy of the certificate of incorporation of Purchaser which has been certified by the Secretary of State of the State of Delaware and which is dated within ten business days prior to the Closing Date and (ii) a long-form certificate of good standing of Purchaser issued by the Secretary of State of the State of Delaware and which is dated within ten business days prior to the Closing Date.

     7.7 Secretary's Certificate. Purchaser shall have delivered to Shareholders a certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Shareholders, as to (i) no amendments to the certificate of incorporation of Purchaser on or after the date of the certification thereof delivered pursuant to Section 7.6, (ii) the bylaws of Purchaser, (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) the resolutions of the Board of Directors of

Purchaser with respect to the determination referred to in the last sentence of
Section 2.4, and (v) incumbency and signatures of the officers of Purchaser executing this Agreement and any document or agreement delivered pursuant hereto.

     7.8 Form and Substance of Purchaser's Actions and Documents. All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholders.


                                 ARTICLE VIII.
                          TERMINATION AND ABANDONMENT

     8.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date:

          (a) By Mutual Consent. By mutual consent of the Purchaser and the Shareholders.

          (b) By the Purchaser or the Shareholders if Transactions Not Consummated. By either the Purchaser or the Shareholders if the terminating party is not in breach of any of its material obligations hereunder and if the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 1996.

          (c) By Purchaser if Material Breach By Shareholders. By Purchaser in the event of any material breach by either of the Shareholders of any of Shareholders' agreements, representations or warranties contained herein and the failure of Shareholders to cure such breach within 30 days after receipt of notice from Purchaser requesting such breach to be cured.

          (d) By Shareholders if Material Breach by Purchaser. By Shareholders in the event of any material breach by Purchaser of any of Purchaser's agreements, representations or warranties contained herein and the failure of Purchaser to cure such breach within 30 days after receipt of notice from Shareholders requesting such breach to be cured.

          (e) By Shareholders or Purchaser Pursuant to Section 9.2. By Shareholders or Purchaser upon the conditions set forth in Section 9.2(c).

     8.2 Accomplishment of Termination. An election by the Purchaser to terminate this Agreement and abandon the transactions contemplated hereby as provided in Section 8.1 shall be exercised on behalf of the Purchaser by delivery to the Shareholders of a written instrument to that effect signed by the President or a Vice President of the Purchaser. An election by the

Shareholders to terminate this Agreement and abandon the transactions contemplated hereby as provided in Section 8.1 shall be exercised by delivery to the Purchaser of a written instrument to that effect signed by the President or a Vice President of each of the Shareholders.

     8.3 Effect of Termination. If this Agreement is terminated and abandoned pursuant to and in accordance with the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling Persons or directors or officers), provided that nothing herein shall relieve any party from liability for its breach of this Agreement. Notwithstanding the preceding sentence, the provisions of Sections 9.6, 9.9 and 9.10 and Purchaser's indemnity in Section 9.2(a) shall survive any termination hereof pursuant to
Section 8.1.

     8.4 Waiver of Conditions. Any of the terms or conditions of this Agreement may be waived at any time in writing by the party which is entitled to the benefit thereof.


                                  ARTICLE IX.
          ADDITIONAL AGREEMENTS OF THE PURCHASER AND THE SHAREHOLDERS

     9.1 Adjustments for Title Defects. The procedures to be followed with respect to Purchaser's assertion of Title Defects, and the adjustment of the Purchase Price attributable to such Title Defects, shall be as follows:

          (a) Access to Records and Summaries. Promptly after execution of this Agreement, Shareholders shall cause the Companies and the Subsidiary to provide to Purchaser and its consultants and advisors (i) access at all reasonable times to the Companies' and the Subsidiary's accounting, land, production, engineering, and other records regarding the Oil and Gas Properties for the purpose of reviewing title to the Oil and Gas Properties and (ii) reasonable office space in the Companies' and the Subsidiary's offices for such review. At Purchaser's request, to the extent any such records are in the possession of a co-working interest owner, partner or other third party and the Companies or the Subsidiary have the right of access thereto, the Companies and the Subsidiary will use their reasonable efforts (without being obligated to incur expense) to provide Purchaser access to such other records or obtain copies thereof for Purchaser's review. As soon as reasonably practicable, but in all events prior to the Closing Date, Shareholders shall cause the Companies and the Subsidiary to generate and deliver to the Purchaser summaries of title and contractual information relating to each of the Significant and the Additional Properties, such summaries to contain listings of all of the following information: Leases, Lands, Wells and currently-effective contracts and agreements (including contracts and agreements included within the definition of Permitted Encumbrances and any other contractual obligations of which any of the Companies or Subsidiary have knowledge) which pertain or apply to each such Significant or Additional Property.

          (b) Notice of Asserted Title Defects. Prior to the expiration of the period commencing on the execution of this Agreement and ending on the first anniversary of the Closing Date (the "Title Examination Period"), Purchaser shall furnish to Shareholders written notice specifying in reasonable detail each matter which Purchaser in good faith asserts is a Title Defect hereunder, together with the Defect Amount estimated in good faith by Purchaser for each such asserted Title Defect and a reasonably detailed explanation of the computation of and basis for such Defect Amount (each such notice, a "Title Defect Notice"). Any Title Defects not asserted by Purchaser on or before the expiration of the Title Examination Period with respect to any of the Oil and Gas Properties shall be deemed conclusively to be Permitted Encumbrances. Furthermore, if (i) on or before the second (2nd) Business Day prior to the Closing Date, Purchaser has knowledge of the verification of the existence of a Title Defect affecting a Significant Property by way of a title opinion or other written title report delivered to, or obtained, generated or reviewed by Purchaser in connection with its title review conducted pursuant to this
     Section 9.1 and possesses information in such detail as will enable Purchaser to furnish Shareholders a Title Defect Notice with respect to such Title Defect and (ii) Purchaser fails to assert such Title Defect pursuant to this Section 9.1 on or before 5:00 p.m. on the second (2nd) Business Day prior to the Closing Date, then such Title Defect shall be deemed conclusively to be a Permitted Encumbrance with respect to such Property. Anything herein to the contrary notwithstanding, after 5:00 p.m. on the second (2nd) Business Day prior to the Closing Date, Purchaser may only assert as Title Defects relating to the Significant Properties those Title Defects which Purchaser asserts in good faith were created by, through or under the Companies, the Subsidiary or any of their Affiliates prior to the Closing (including Title Defects which could have been asserted but for the failure of any summary delivered by the Companies or the Subsidiary pursuant to Section 9.1(a) above to accurately and completely set forth (i) the information required to be presented therein, and (ii) any contracts, agreements or other contractual obligations relating to the Significant Property in question to which such entity is a party or under which such entity has obtained an assignment of rights). Anything herein to the contrary notwithstanding, after 5:00 p.m. on January 31, 1997, Purchaser may only assert as Title Defects relating to the Additional Properties those Title Defects which Purchaser asserts in good faith were created by, through or under the Companies, the Subsidiary or any of their Affiliates prior to the Closing (including Title Defects which could have been asserted but for the failure of any summary delivered by the Companies or the Subsidiary pursuant to Section 9.1(a) above to accurately and completely set forth (i) the information required to be presented therein, and (ii) any contracts, agreements or other contractual obligations relating to the Additional Property in question to which such entity is a party or under which such entity has obtained an assignment of rights). Title Defects affecting the Significant and the Additional Properties, other than those created by, through or under the Companies, the Subsidiary or any of their Affiliates (as referred to in the preceding sentence), which Purchaser fails to assert on or prior to 5:00 p.m. on the second (2nd) Business Day prior to Closing Date or January 31, 1997 (as applicable) shall be deemed conclusively to be a Permitted Encumbrance with respect to such Property. During the portion of the Title Examination Period following the Closing Date, Purchaser shall use its reasonable best efforts to furnish Shareholders with a Title Defect Notice with respect to a Title Defect promptly after Purchaser has knowledge of the verification of the existence of such Title Defect and possesses information in such detail as will enable Purchaser to furnish Shareholders a Title Defect Notice with respect thereto; provided, however, that Purchaser shall not be obligated to furnish Shareholders Title Defect Notices more often than every other Tuesday during the Title Examination Period. Failure by Purchaser to identify all Properties (or to identify all portions of a Property) which are subject to a particular Title Defect in a Title Defect Notice shall not prevent Purchaser from asserting such Title Defect in separate or subsequent Title Defect Notices, subject to otherwise timely asserting such Title Defect prior to the expiration of the Title Examination Period or any other applicable time period set forth in Section 9.1(b).

          (c) Notice in Response to Purchaser's Notice. Shareholders shall give written notice to Purchaser for each Title Defect asserted in a Title Defect Notice by Purchaser ("Response Notice") as to whether it (a) intends to cure the asserted Title Defect, (b) disagrees with Purchaser's assertion that the Title Defect exists, (c) disagrees with the Defect Amount estimated by Purchaser for such Title Defect, or (d) takes any combination of the foregoing positions. With respect to each Title Defect Notice, Shareholders shall give their Response Notice on or before 5:00 p.m. on the 30th day following the Shareholders' receipt of such Title Defect Notice. If Shareholders disagree with Purchaser's assertion of the existence of a Title Defect or the Defect Amount with respect thereto, Shareholders' Response Notice shall also specify in reasonable detail Shareholders' grounds for such disagreement, the Defect Amount estimated by Shareholders therefor, or both, as the case may be. Shareholders' failure to deliver a timely Response Notice with respect to a Title Defect asserted in a Title Defect Notice shall be deemed to be an admission of the existence of such Title Defect, acceptance of Purchaser's estimate of the Defect Amount with respect thereto and a waiver of Shareholders' rights to cure such Title Defect.

          (d) Method of Determination of Defect Amounts. Without limiting Shareholders' right to dispute the existence of a Title Defect, Defect Amounts for each asserted Title Defect shall be determined as follows (it being understood that if a Title Defect is not effective or does not affect one of the Companies' or the Subsidiary's title to a Property throughout the entire productive life of such Property, such fact shall be taken into account in determining the Defect Amount):

               (i) If the Title Defect relates to failure of title to the entirety of a Company's or the Subsidiary's title to an Oil and Gas Property, the Defect Amount shall be the amount set forth as the Value for that Property in Schedule

               (ii) If the Title Defect results from a lien, security interest, pledge or collateral assignment upon one or more Oil and Gas Properties (or a portion thereof) which is liquidated in amount, then the Defect Amount shall be the amount necessary to remove such lien, security interest, pledge or collateral assignment from a Company's or the Subsidiary's title to such Properties (or portion thereof).

               (iii)If the Title Defect results from any of the Companies or the Subsidiary having a lesser NRI in an Oil and Gas Property than the NRI specified therefor in Schedule 3.6(a), the Defect Amount shall be equal to the product obtained by multiplying the Value for that Property by a fraction, the numerator of which is the reduction in the NRI and the denominator of which is the specified NRI for such Property.

               (iv) If the Title Defect results from any matter not described in paragraphs (i), (ii), or (iii) above, then the Defect Amount shall be a portion of the Value for that Property, said portion to be equal to the difference between the Value of a Company's or the Subsidiary's title to such Property without such Title Defect and with such Title Defect.

     Notwithstanding anything herein to the contrary, the aggregate Defect Amounts attributable to Title Defects relating to a Property for which Purchaser receives an adjustment in the Purchase Price shall never exceed the Value of that Property.

          (e) Shareholders' Pre-Closing Election. In the event Purchaser asserts on or before 5:00 p.m. on the second (2nd) Business Day prior to the Closing Date one or more Title Defects with respect to any Property, then at any time on or before 5:00 p.m. on the Business Day prior to the Closing Date, Shareholders may elect to cause the affected Company or Subsidiary to convey to either Shareholder, or to an entity designated by Shareholders, all of such Property, effective as of the Effective Date; provided that Purchaser shall have the right to unconditionally waive any asserted Title Defect and any claim against the Shareholders related to such Title Defect (a "Title Waiver") at any time prior to such conveyance, in which case the Property shall not be conveyed pursuant to Shareholders' election. Shareholders shall notify Purchaser in writing of their election to cause the affected Company or Subsidiary to convey any such Property on or before 5:00 p.m. on the Business Day prior to the Closing Date and if Shareholders give such notice, then the Purchase Price shall be reduced by the Value of such Property adjusted to reflect the revenues and expenditures (including capital expenditures) with respect to such Property from and after the Effective Date. If Shareholders make an election to cause a Property to be conveyed, then prior to Closing, unless Purchaser makes a Title Waiver with respect to such Property, by an instrument of assignment or conveyance which is expressly made without any warranty or representation, express or implied, as to title, condition or any other matter (but, to the extent transferable, with subrogation of Shareholders or the designee referred to above to all covenants and warranties theretofore made by any of the Companies' or the Subsidiary's predecessors in title, except any Affiliates of the Companies), the affected Company or Subsidiary shall convey the title, if any, which such Company or Subsidiary has in all of such Property to either Shareholder (or to an entity designated by Shareholders) as Shareholders shall elect.

          (f) Pre-Closing Adjustment for Uncured Title Defects. If on or before 5:00 p.m. on the Business Day prior to the Closing Date, any Title Defect and the Defect Amount as asserted by Purchaser are agreed to by Shareholders as to one or more such Title Defects, then the sum of Defect Amounts attributable to those Properties (or portions thereof) for which Shareholders and Purchaser are in agreement as to both the existence of a Title Defect and the Defect Amount, but excluding Properties conveyed to either Shareholder (or their designee) pursuant to Section 9.1(e), shall be applied to reduce the cash portion of the Purchase Price.

          (g) Resolution or Cure of Title Defects. If Shareholders have provided a Response Notice in accordance with Section 9.1(c), then Shareholders shall use reasonable efforts to resolve or cure the Title Defect in question during the Cure Period. On or before expiration of the Cure Period with respect to such Title Defect, Shareholders shall give Purchaser written notice of either (i) any curative actions which in Shareholders' determination cure or reduce the Defect Amount of a Title Defect asserted by Purchaser, including an explanation in reasonable detail of any claimed reduction in the Defect Amount, or (ii) Shareholders' inability to cure such Title Defect. On or before the expiration of thirty (30) days after the end of all Cure Periods applicable to Title Defects which Shareholders attempt to resolve or cure pursuant to this Section 9.1(g), Purchaser shall provide to Shareholders in writing a list of (x) those Title Defects asserted by Purchaser which Shareholders claim to have cured and which Purchaser believes have not been cured, together with the revisions, if any, in Purchaser's estimates of the Defect Amounts attributable to such Title Defects after giving effect, if any, to Shareholders' curative efforts and (y) all other unresolved disputes with respect to Title Defects and/or Defect Amounts. For a period of thirty (30) days after Shareholders' receipt of such written list, Shareholders and Purchaser shall attempt to resolve disputes as to such items. With respect to all such disputes which the parties are unable to resolve, Shareholders shall at any time on or before the fifth
     (5th) Business Day after the expiration of such 30-day period elect to either (i) submit any or all of such disputes to arbitration in accordance with Section 9.1(h) or (ii) cause the Property or Properties affected by such disputes which are not submitted to arbitration to be conveyed to either Shareholder or their designee as set forth in Section 9.1(e) with a limited warranty of title with respect to Title Defects created by, through or under any of the Companies or Subsidiary on or after the Closing Date; provided that Purchaser shall have the right to make a Title Waiver at any time prior to such conveyance, in which case the Property or Properties shall not be conveyed pursuant to Shareholders' election. During the Cure Period with respect to a Title Defect, and thereafter until all disputes regarding such Title Defect and the Defect Amount in respect thereof have been fully resolved by agreement or arbitration, Purchaser and the Companies shall afford Shareholders and their representatives and agents access at all reasonable times to the Companies' and the Subsidiary's files, records and documents relating to title to the one or more Properties that are the subject of such disputed Title Defect or Defect Amount. Such access shall be subject to confidentiality restrictions reasonably imposed by Purchaser or the Companies or the Subsidiary. Purchaser shall cause the Companies and Subsidiary to implement (at Shareholders' expense) any curative action which is jointly agreed upon by Purchaser and Shareholders.

          (h)  Arbitration.

               (i) Shareholders and Purchaser agree to jointly select an arbitrator experienced in U.S. oil and gas title matters, who shall be the sole arbitrator (the "Arbitrator") to hear and decide all disputes regarding asserted Title Defects and Defect Amounts ("Arbitrable Disputes") within thirty (30) days after Shareholders elect to submit any Arbitrable Disputes to arbitration. The Arbitrator chosen shall be impartial and independent of all parties to this Agreement and shall be experienced and knowledgeable about the subject matter (generally and not as to the express facts concerning Company Property) of the disputes. If the Parties are unable to agree upon the designation of a person as Arbitrator, then Shareholders or Purchaser may in writing request the Houston, Texas office of the AAA to appoint the Arbitrator and such Arbitrator shall hear all matters submitted to arbitration under this Section 9.1(h);

               (ii) Each arbitration hearing shall be held at a place in Houston, Texas acceptable to the Arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The decision of the Arbitrator with respect to Arbitrable Disputes shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Notwithstanding any choice of law provision in this Agreement, the United States Federal Arbitration Act (9 U.S.C. Sections 1-16) shall govern the interpretation and enforcement of this arbitration provision. Shareholders and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Arbitrator shall be shared one-half by the Shareholders and one-half by Purchaser;

               (iii) The arbitration hearing shall commence within thirty (30) days after the Arbitrator is selected in accordance with the provisions of Section 9.1(h)(i) above. In fulfilling his or her duties with respect to determining the amount of a Defect Amount, the Arbitrator may consider such matters as, in the opinion of the Arbitrator, are necessary or helpful to make a proper valuation, however, the

          Arbitrator shall be bound by those factors set forth in Section 9.1 above. Furthermore, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title lawyers, accountants and consultants and the fees and expenses of such third parties shall be considered to be charges and expenses of the Arbitrator. The sole remedy in any arbitration award shall be resolution of alleged Title Defects and Defect Amounts which shall then be applied as provided in Section 9.1(i) and the Arbitrator shall not have power to award any other remedy, including without limitation actual damages, exemplary damages, attorneys' fees and interest reflecting the time value of money. The Arbitrator shall not add any interest factor reflecting the time value of money to any Defect Amount;

               (iv) If the Arbitrator selected hereunder (whether selected by Shareholders and Purchaser or by the AAA) should die, resign or be unable to perform his or her duties hereunder, the parties or AAA shall select a replacement Arbitrator. The procedure set forth in this Section 9.1(h)(iv) for selecting a replacement Arbitrator shall be followed from time to time as necessary;

               (v) As to any determination of amounts owing under the terms of this Section 9.1(h), no lawsuit based on such claimed amounts owing shall be instituted by any party hereto, other than to compel arbitration proceedings or enforce the award of the Arbitrator; and

               (vi) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

          (i) Post-Closing Adjustment for Uncured Title Defects. At mutually agreeable times, but in all events when the last of all Title Defects asserted by the Purchaser and the Defect Amounts, if any, with respect thereto have been finally resolved, whether by agreement, arbitration award or conveyance of the Properties affected thereby to either Shareholder or their designee, the Purchase Price shall be reduced by the aggregate amount of the Defect Amounts for all Title Defects which are upheld or established and the aggregate Value of all Properties so conveyed. The amount of each reduction in the Purchase Price pursuant to this Section 9.1(i) shall bear interest at the Agreed Rate from the Closing Date until paid. Any reduction in the Purchase Price, together with any interest accruing thereon, shall be due and payable by Shareholders to Purchaser in immediately available funds within ten days after the date of the final resolution of the last of all Title Defects asserted by Purchaser and the Defect Amounts associated therewith. Notwithstanding any provision in this Agreement to the contrary, (a) Shareholders' sole responsibility and Purchaser's sole and exclusive remedy for the reduction in value of any of the Companies' or Subsidiary's title to a Property resulting from the existence of a Title Defect shall be as provided in this Section 9.1 and Shareholders shall not be liable for any consequential damages or other Losses in respect of Title Defects and Defect Amounts, and (b) the foregoing shall not operate to limit Shareholders' responsibility for any reductions to the Purchase Price pursuant to Section 9.2, or for any breach of any other provision of this Agreement to the extent provided in Article X, except that any recovery to which Purchaser may be entitled on account of such matters shall not be duplicative of any amount recovered by Purchaser under this Section 9.1.

     9.2  Adjustments for Environmental Matters.

          (a) Availability of Data to Purchaser. After execution of this Agreement, Shareholders, the Companies and the Subsidiary shall make available to Purchaser (and its representatives) all information which is in the possession or control of Shareholders, the Companies or the Subsidiary or to which the Shareholders, the Companies or the Subsidiary have access (other than publicly available information to which Purchaser has equal access) and which relates to Environmental Matters of the Companies or the Subsidiary or the environmental condition of any Company Property, including, without limitation, information regarding environmental audits and investigations; alleged violations of Environmental Laws; correspondence and filings with environmental agencies; crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; pits and pit closures; burial of wastes or other materials regulated under Environmental Laws; land farming; land spreading; underground injection; and solid waste disposal sites, in each case other than any such records or information which Shareholders reasonably believe is subject to a legal privilege ("Privileged Information") whereby disclosure would result in the waiver thereof, provided that Shareholders shall identify for Purchaser each Property with respect to which such Privileged Information exists. Shareholders agree that at least one officer of one of the Companies shall be deemed to have actual knowledge of all Environmental Matters with respect to which information asserted by Shareholders to be Privileged Information relates. Also, prior to the Closing, Purchaser shall have the right at its own risk and expense to conduct or have conducted a Phase I Environmental Audit, copies of which shall be promptly provided to Shareholders. To enable Purchaser to conduct the Phase I Environmental Audit, Shareholders, the Companies and the Subsidiary will provide Purchaser (and its representatives) with reasonable access to Company Property, subject to any third party restrictions on the Companies or Subsidiary with respect to access to Company Property, and will make available for Purchaser employees of Shareholders, the Companies or the Subsidiary and contractors or consultants to Shareholders, the Companies or the Subsidiary. In conducting the Phase I Environmental Audit, Purchaser shall treat, and will cause all of its assigns, representatives, agents, consultants, contractors or subcontractors to treat, all information obtained by Purchaser pursuant to the Phase I Environmental Audit and otherwise pursuant to this Section as strictly confidential (except to the extent such information is otherwise available to the general public) and will not disclose such information without the prior written consent of Shareholders, except to the extent that such information is legally required to be disclosed by Purchaser, in which event Purchaser may disclose such information upon notice given to Shareholders. Shareholders shall have the right to be present during any inspection of Company Property and during any interviews of the Companies' or the Subsidiary's employees, contractors, or consultants conducted as a part of the Phase I Environmental Audit. Purchaser shall provide Shareholders advance notice of such inspections and interviews. Purchaser agrees to release, indemnify, defend, and hold Shareholders, the Companies and the Subsidiary harmless from any fines, penalties or damage to persons or property caused by the activities of Purchaser or its representatives, agents, consultants, contractors or subcontractors in conducting the Phase I Environmental Audit and other inspections permitted under this Section 9.2, except to the extent the damage arises from the negligence or misconduct of Shareholders, the Companies or the Subsidiary. Should Purchaser desire to conduct any procedures for environmental assessment outside the scope of the Phase I Environmental Audit, Purchaser must make written request for Shareholders' permission to do so, and will not commence such procedures without first obtaining Shareholders' written permission, which permission will not be unreasonably denied and will be either given or denied not later than three (3) Business Days after receipt of Purchaser's written request. If within such three-day period Shareholders refuse to permit any request by Purchaser to conduct an environmental assessment outside the scope of a Phase I Environmental Audit, Purchaser shall have the right to cause the Property affected thereby to be acquired by Shareholders (or their designee) in accordance with the procedures set forth in Section 9.2(b).

          (b) Identification of Environmental Matters Prior to Closing. If, in the course of Purchaser's environmental due diligence in connection with this transaction, Purchaser reasonably concludes that Environmental Liabilities exist relating to the Companies, the Subsidiary, any Company Property, or any business, operations, or activities conducted by the Companies or the Subsidiary, then Purchaser shall advise Shareholders in writing of each such discovered Environmental Liability as soon as is feasible, but in all events on or before three (3) Business Days prior to the Closing Date. Each such written notification shall contain a reasonable description of the facts relied upon by Purchaser in making its determination that such an Environmental Liability exists and shall identify the Company Property affected by such Environmental Liability (an "Affected Property"). Purchaser shall attempt to estimate in good faith the scope of and cost to remedy the identified Environmental Liabilities associated with an Affected Property in accordance with then-applicable Environmental Law and, upon receipt of appropriate supporting information, shall give written notice to Shareholders of its conclusions and its good faith estimate of the amount of such Environmental Liabilities. Purchaser shall give Shareholders written notice of its good faith estimate of the amount of such Environmental Liabilities on and as of the third (3rd) Business Day prior to the Closing Date. Upon receipt of Purchaser's notice that an Environmental Liability exists, Shareholders shall attempt (or cause the Companies or the Subsidiary to attempt) to remedy the situation to Purchaser's reasonable satisfaction prior to Closing, or if Shareholders dispute that an Environmental Liability exists or the magnitude thereof or if remediation is not feasible, then Shareholders shall negotiate with Purchaser as to the existence or magnitude of such identified Environmental Liability. In the event Purchaser and Shareholders are able to mutually agree upon an acceptable adjustment to the Purchase Price to account for such identified Environmental Liability, then the cash portion of the Purchase Price shall be adjusted downward by the agreed amount and Shareholders shall have no further responsibility or liability to Purchaser either pursuant to this Agreement (including Section 10.6) or at law with respect to the specific Environmental Liability referenced in Purchaser's notice to Shareholders. If the parties do not agree upon an acceptable Purchase Price adjustment, then Shareholders shall either (x) submit the adjustment to the Purchase Price to arbitration in accordance with procedures identical to the procedures set forth in Section 9.1(h), other than the last three sentences of clause (iii) thereof, for which the following three sentences shall be substituted, with the Arbitrator to be experienced in environmental matters, or (y) cause the Companies or the Subsidiary to convey the Affected Property in accordance with this Section 9.2(b). The Arbitrator in any such arbitration may consult with and engage disinterested third parties to advise the Arbitrator including, without limitation, environmental engineers, accountants and consultants and the fees and expenses of such third parties shall be considered to be charges and expenses of the Arbitrator. The sole remedy in any arbitration award shall be resolution of alleged Purchase Price adjustments based on Environmental Liabilities and the Arbitrator shall not have power to award any other remedy, including without limitation actual damages, exemplary damages, attorneys' fees and interest reflecting the time value of money. The Arbitrator shall not add any interest factor reflecting the time value of money to any Purchase Price adjustment. Each unresolved dispute as to the amounts of an adjustment under this Section 9.2(b) shall be submitted to arbitration unless Shareholders elect to cause the Companies or the Subsidiary to convey the Affected Property, effective as of the Effective Date to either the Shareholders or an entity designated by Shareholders, in which case the cash portion of the Purchase Price shall be reduced by the Value of the Affected Property, adjusted to reflect the revenues and expenditures (including capital expenditures) attributable to the Affected Property since the Effective Date, provided that (i) Shareholders fully indemnify the Companies, the Subsidiary and Purchaser (and the other Persons named as indemnitees in Section 10.6(a)) from and against any and all Environmental Liabilities attributable to the Affected Property, in the manner provided in Section 10.6, except that such indemnity shall not be subject to or limited as to any amount, any deductible, any threshold amount, any survival period or any other restrictions, if any, set forth in this Agreement, and (ii) the conveyance of such Affected Property shall be by an instrument of assignment or conveyance which is expressly made without any warranty or representation, express or implied, as to title, condition or any other matter (but, to the extent transferable, with subrogation of Shareholders (or such designee) to all covenants and warranties theretofore made by any of the Companies' or Subsidiary's predecessors in title, except any subsidiary or Affiliate of the Companies or Subsidiary). In the event Shareholders elect to submit an adjustment to arbitration, the

     Closing shall not be delayed on account thereof, and the Purchase Price shall be adjusted upon the conclusion of each such arbitration proceeding, according to the Arbitrator's decision. Any adjustment awarded by the Arbitrator shall bear interest at the Agreed Rate from the Closing Date until paid. This Section 9.2(b) applies only to Environmental Liabilities identified by Purchaser on or before three (3) Business Days prior to the Closing Date. The provisions of this Section 9.2(b) shall not apply to the claim disclosed as item 17 of Schedule 3.8.

          (c) Election to Terminate. Notwithstanding anything to the contrary in this Agreement, if, on or before 5:00 p.m. on the second (2nd) Business Day prior to the Closing Date, Purchaser has identified one or more Environmental Liabilities that on or prior to the Closing Date have not been fully remedied by Shareholders, accepted by Purchaser pursuant to
     Section 9.2(b), or conveyed to Shareholders or their designee pursuant to
     Section 9.2(b), and that are estimated in good faith by either Purchaser or Shareholders to be in excess of $25,000,000 in the aggregate, then either Purchaser or the Shareholders may elect to terminate this Agreement prior to the Closing in accordance with the provisions of Section 8.1(e) hereof.

          (d) Definitions. The following terms, as used in this Agreement, have the indicated meanings:

               "Agreed Rate"  has the meaning specified in Section 1.6(h).

               "Contaminant" means any contaminant, waste, pollutant, petroleum waste, used oil, hazardous or toxic substance or waste (as such terms are defined in Environmental Laws), and any other substances that are regulated by any Governmental Body under any Environmental Laws when present in amounts, concentrations or conditions requiring action under Environmental Laws.

               "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body or other Person for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Body or Person in response to, a Release or threatened Release of a Contaminant into the environment.

               "Environmental Law" means all applicable Requirements of Laws in effect on the date hereof derived from or relating to foreign, federal, Indian, state and local laws (excluding common law) and regulations relating to or addressing the environment, including but not limited to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and any state equivalents thereof and (ii) all applicable Requirements of Laws relating to the emission, discharge, disposal, treatment, recycling, reclamation, permitting, manufacture, processing, distribution, generation, storage, transportation, Release or threatened Release of, or exposure of persons or property to, contaminants, wastes, pollutants, petroleum wastes, used oil, hazardous or toxic substances or wastes, or any other regulated substances.

               "Environmental Liabilities" means any and all reasonable costs (including remedial, removal, response, abatement, cleanup, investigative, and/or monitoring costs), damages, liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), settlements, expenses (including charges and assessments, and expenses and costs of investigating, preparing or defending any action or proceeding), liens, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and reasonable attorneys' fees incurred or imposed in connection with any Environmental Matter or any Environmental Law, including, without limitation, any of the foregoing which are incurred or imposed (i) pursuant to any agreement, order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) attributable to or arising out of or under Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other entity or Person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Environmental Matter.

               "Environmental Matters" means matters (i) resulting from or attributable to actual, threatened, or alleged Releases, (ii) otherwise resulting from or attributable to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants or (iii) otherwise relating to any Environmental Law.

               "Offsite Environmental Liability" means an Environmental Liability arising from or relating or attributable to either (i) Contaminants that have been transported (whether for treatment, storage, disposal, reclamation, recycling or otherwise), or that have otherwise migrated or been moved, from any Company Property to any other property owned by a third party or (ii) a property previously owned by either of the Companies or any of their present or past subsidiaries prior to Closing.

               "Onsite Environmental Liability" means an Environmental Liability (i) that arises from or relates or is attributable to conditions existing on Company Property as of the Closing Date, but
          (ii) is not an Offsite Environmental Liability.

               "Phase I Environmental Audit" means a visual and documentary assessment of (a) Environmental Matters pertaining to any of the Companies and the Subsidiary, (b) the Company Property, and (c) compliance with Environmental Laws by the Companies and the Subsidiary. The Phase I Environmental Audit may include, without limitation, examination of the

          Companies' and the Subsidiary's files and public documents, interviews of personnel of the Companies and the Subsidiary and of other appropriate persons, visual inspection of Company Property and other properties (subject to restrictions on access), and review of NORM and asbestos surveys known to the Companies and the Subsidiary, but shall not include invasive sampling or testing.

               "Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, injection, deposit, disposal, discharge, dispersal, escaping, leaching, dumping (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Contaminant), or migration of a Contaminant into the environment or into or out of any Company Property, including, to the extent recognized by law as such, the movement of Contaminants through or in the air, soil, surface water, groundwater of Company Property.

               "Remedial Action" means actions required under Environmental Laws to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     9.3  Tax Matters.

          (a)  Liabilities for Taxes.

               (i) Shareholders shall be liable for all federal income taxes (and state and local income taxes of taxing jurisdictions in which Parent files a consolidated, combined or unitary income tax return with a Company or Subsidiary) (A) imposed on the Companies or Subsidiary pursuant to Treas. Reg. Section 1.1502-6 or similar provision of state or local law as a result of the Companies or such Subsidiary having been a member of the MEC Group, or (B) imposed on the Companies or Subsidiary, or for which the Companies or Subsidiary may otherwise be liable, for any Taxable year or period that ends before or includes the Closing Date, including any such taxes imposed
          (y) as a result of a Company or Subsidiary being a member of an affiliated group, other than the MEC Group or (z) by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is made, but excluding any transactions occurring on the Closing Date (other than the Section 338(h)(10) Election, the conveyance of properties to Shareholders or their designees pursuant to Section 9.1 or Section 9.2 and transactions in the ordinary course of business of the Companies and Subsidiary) which are not directly related to the sale of the Shares (the "Excluded Transactions"). Purchaser shall reimburse Shareholders for any such income taxes attributable to the Excluded Transactions. Shareholders shall be entitled to any refund of (or credit for) Taxes allocable to any Taxable year or period that ends on or before the Closing Date (other than the portion of such refund which is attributable to the Excluded Transactions, which refund shall be for the account of Purchaser).

               (ii) Purchaser shall be liable for all federal, state and local income taxes imposed on the Companies or Subsidiary or for which the Companies or Subsidiary may otherwise be liable for any Taxable year or period that begins after the Closing Date.

               (iii) Notwithstanding subsection (i) of this Section 9.3(a), if a Company or Subsidiary, as the case may be, consistent with prior years' practice, is included in any consolidated, combined or unitary income tax return filed by Parent, but the Taxable year of such Company or Subsidiary does not terminate as a result of the Section 338(h)(10) Election (or its equivalent under state or local income Tax law) the Shareholders shall be liable for the income taxes imposed by that jurisdiction for the Straddle Year, provided, however, that Purchaser shall reimburse Shareholders for such income taxes which are attributable to the Excluded Transactions plus such income taxes attributable to the activities of the Companies and Subsidiary from the day following the Closing Date through the last day of the Straddle Year (or if the result of such activities aggregated with the income taxes resulting from the Excluded Transactions results in a tax savings to Shareholders, Shareholders shall pay such tax savings to Purchaser). (The "Straddle Year" shall mean any Taxable year that begins before and ends after the Closing Date.) The portion of such income taxes attributable to the period from the day following the Closing Date shall be determined on a "closing of the books as of the close of business on the Closing Date" basis, except that exemptions, allowances and deductions that are determined on an annual basis shall be allocated on a daily basis.

               (iv) Except as otherwise provided in this Section 9.3(a), if a Company or Subsidiary, as the case may be, consistent with prior years' practice, is not included in any consolidated, combined or unitary state or local income tax return filed by Parent, such Company or Subsidiary shall be liable for its state income taxes. To the extent that a Company's or Subsidiary's liability for such taxes for Taxable years ending on or before June 30, 1996 plus the portion of such taxes for the portion of the Straddle Year ending on June 30, 1996 is more than the reserve for such taxes included in the Most Recent Financial Statements, Shareholders shall pay to Purchaser such excess (together with the applicable amount of any interest and penalties payable to the applicable taxing jurisdiction with respect to such excess). The portion of such taxes which is attributable to the portion of the Straddle Year ending on June 30, 1996 shall be determined on a "closing of the books as of the close of business on June 30, 1996" basis, except that exemptions, allowances and deductions that are determined on an annual basis shall be allocated on a daily basis.

               (v) Except as otherwise provided in Section 9.3(a)(vi), the Companies or Subsidiary, as the case may be, will be liable for all other Taxes. To the extent that a Company's or Subsidiary's liability for such Taxes for Taxable years ending on or before June 30, 1996 plus the portion of the Straddle Year ending on June 30, 1996 is more than the reserve for such Taxes included in the Most Recent Financial Statements, Shareholders shall pay to Purchaser such excess (together with the applicable amount of any interest and penalties payable to the applicable taxing jurisdiction with respect to such excess). The portion of such Taxes which is attributable to the portion of the Straddle Year ending on June 30, 1996 shall be determined on a "closing of the books as of the close of business on June 30, 1996" basis, except that exemptions, allowances and deductions that are determined on an annual basis shall be allocated on a daily basis.

               (vi) Notwithstanding anything herein to the contrary, Purchaser shall pay fifty percent (50%) and Shareholders shall pay fifty percent (50%) of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

          (b)  Responsibility for Tax Returns.

               (i) Shareholders shall file or cause to be filed when due all Tax returns that are required to be filed by or with respect to the Companies and Subsidiary on or before the Closing Date (taking into account all extensions permitted by applicable law) and Shareholders shall remit or cause to be remitted to the appropriate taxing authority any Taxes due in respect of such Tax returns, and Purchaser shall file or cause to be filed when due all Tax returns that are required to be filed by or with respect to the Companies and Subsidiary after the Closing Date (taking into account all extension permitted by applicable law) and Purchaser shall remit or cause to be remitted to the appropriate taxing authority any Taxes due in respect of such Tax returns. Notwithstanding the preceding sentence, Shareholders shall file or cause to be filed the federal (and, in jurisdictions in which consolidated, combined or unitary income Tax returns are filed, state and local) income Tax returns for the Straddle Year and shall remit or cause to be remitted to the appropriate taxing authority any Taxes due in respect of such Tax returns. Any Tax return required to be filed by Shareholders or Purchaser pursuant to this Section 9.3(b) relating in whole or in part to Taxes for which the other party(ies) may be liable pursuant to the provisions of Section 9.3(a) or its representations set forth in Section 3.7 shall be submitted to the other party for the other party's approval not later than 30 days prior to the due date for the filing of such Tax return (taking into account all extensions permitted by applicable law); except that the material to be submitted by Shareholders or Purchaser may be limited to the results of operations of the Companies and Subsidiary. All Tax returns which Shareholders or Purchaser are required to file or cause to be filed in accordance with this Section 9.3(b) shall, to the extent permitted by applicable law, be prepared and filed in a manner reasonably consistent with past practice.

               (ii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Companies or Subsidiary to) amend, refile or otherwise modify any Tax return relating in whole or in part to the Companies or Subsidiary with respect to any Taxable year or period ending on or before the Closing Date without the prior written consent of Shareholders, which consent may be withheld in the sole discretion of Shareholders. None of Shareholders, the MEC Group or any of their Affiliates shall or shall cause or permit any amendment, refiling or modification of any Tax return relating in whole or in part to the Companies or Subsidiary with respect to any Taxable year or period ending on or before the Closing Date, if such amendment, refiling or modification could be reasonably expected to have any adverse effect on Purchaser, Companies or Subsidiary without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser.

               (iii) Purchaser shall promptly cause the Companies and Subsidiary to prepare and provide to Shareholders a package of Tax information materials, including, without limitation, schedules and work papers (the "Tax Package") required by Shareholders to enable Shareholders to prepare and file all Tax returns required to be prepared and filed by Shareholders pursuant to this Section 9.3(b). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate Taxable income or other relevant measure of income of the Companies and Subsidiary. Purchaser shall cause the Tax Package to be delivered to Shareholders not later than 30 days prior to the due date for such return (taking into account all extensions permitted by applicable law).

          (c) Contest Provisions. Purchaser shall promptly notify Shareholders in writing upon receipt by Purchaser, any of its Affiliates, the Companies or any Subsidiary of notice of any pending or threatened federal, state or local Tax audits, examinations or assessments which could reasonably be expected to affect the Tax liabilities for which Shareholders may be responsible pursuant to Section 9.3(a). Shareholders shall promptly notify Purchaser in writing upon receipt by Shareholders or any of their Affiliates of notice of any pending or threatened federal, state or local Tax audits, examinations or assessments which could reasonably be expected to affect the Tax liabilities for which Purchaser may be responsible pursuant to Section 9.3(a). Shareholders, at their sole cost, shall have the sole right to represent the Companies' and Subsidiary's interests in any Tax audit or administrative or court proceeding (a "Tax Proceeding") relating to

     Taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense. Purchaser, at its sole expense, shall have the sole right to represent the Companies' and Subsidiary's interests in any Tax Proceeding relating to Taxable periods ending after the Closing Date and to employ counsel of its choice at its expense. Notwithstanding the third and fourth sentences of this Section 9.3(c), in the case of a Tax Proceeding for the Taxable year in which the Closing Date occurs for which the Shareholders may be liable pursuant to Section 9.3(a) or required to indemnify Purchaser pursuant to its representations set forth in Section 3.7, Shareholders shall be entitled to participate at their expense in the portion of such Tax Proceeding relating (in whole or in part) to Taxes attributable to the portion of such year for which they bear responsibility pursuant to Sections 3.7 or 9.3(a) and, with the written consent of Purchaser (which may be withheld in the sole discretion of Purchaser) the Shareholders, at their sole expense, may assume the entire control of such Tax Proceeding. No deficiency or refund attributable to any audit or administrative or judicial proceeding shall affect the determination of the Intercompany Payables. None of Purchaser, any of its Affiliates, the Companies or Subsidiary may settle any Tax claim for any Taxable year or period ending on or before the Closing Date (or for the Taxable year in which the Closing Date occurs) which may be the subject of indemnification by MCC under Sections 3.7 or 9.3(a) without the prior written consent of Shareholders, which consent may be withheld in the sole discretion of Shareholders.

          (d) Assistance and Cooperation. After the Closing Date, Shareholders and Purchaser shall (and cause their respective Affiliates to):

               (i) assist the other party in preparing any Tax returns which such other party is responsible for preparing and filing in accordance with Section 9.3(b);

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax returns of the Companies and Subsidiary;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies and Subsidiary;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies and Subsidiary for Taxable periods for which the other may be responsible under Section 9.3(b);

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Taxable period; and

               (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax returns or other reports with respect to, Taxes described in paragraph (v) of Section 9.3(a) (relating to sales, transfer and similar Taxes).

          (e) Adjustment to Purchase Price. Any payment by Purchaser or Shareholders under this Section 9.3 will be an adjustment to the Purchase Price.

          (f) Definition of Taxes. For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, severance, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any taxing authority.

          (g) The Shareholders and the Purchaser shall timely make a joint election pursuant to Section 338(h)(10) of the Code and Treas. Reg.
     Section 1.338(h)(10)-1T(d)(1) (the "Section 338(h)(10) Election") for federal, state and local income tax purposes (where permissible) with respect to the purchase of the Shares as described herein. The Section 338(h)(10) Election will include the execution on the Closing Date and subsequent filing of Internal Revenue Service Form 8023-A pursuant to the requirements as stated therein. The Purchaser shall, within the later of
     (i) 45 days after the Closing Date, and (ii) 15 days after the Final Closing Date Statement has been accepted, deemed to have been accepted by Purchaser or determined in accordance with Section 1.6(e), provide to Shareholders an allocation of the deemed purchase price among the assets of the Companies and Subsidiary in compliance with Temp. Treas. Reg.
     Section 1.338(b)-2T(b). Such allocation shall be consistent with the allocations of the Purchase Price set forth in the Schedules hereto. Such allocation shall be deemed acceptable to Shareholders unless they notify Purchaser of any objections within 30 days after receipt of such allocation. If the Shareholders and Purchaser are unable to agree on such allocation within the later of (i) 120 days after the Closing Date and
     (ii) 15 days after the Final Closing Date Statement has been accepted, deemed to have been accepted by Purchaser or determined in accordance with
     Section 1.6(e), then an accounting firm chosen in accordance with the procedures set forth in Section 1.6(e) shall make a binding determination with respect to such allocation in accordance with Section 1.6(e). The parties agree that for all Tax purposes, they and their Affiliates will report consistently with such allocation of the deemed purchase price.

     9.4 Change of Name. The Purchaser agrees that promptly after consummation of the transactions contemplated by this Agreement on the Closing Date, Purchaser will cause a Certificate of Amendment to the certificate of incorporation of each of IOG and IGS(OK) to be filed with the Secretary of State of their respective states of incorporation (and such other governmental offices as are necessary), to effect a change in the names thereof to names not including the word "InterCoast." The Purchaser shall cause to be removed the names and marks used by the Companies and Subsidiary containing the words "InterCoast" and all variations and derivatives thereof and logos relating thereto from the assets of the Companies and Subsidiary and will not thereafter make any use nor permit any of the Companies or Subsidiary to make any use whatsoever of such names, marks and logos.

     9.5 Retention of Records. For the entire period required by the Internal Revenue Service, the Department of Labor, or other authorities or agencies for which any of the Companies or Subsidiary is required to retain records, and for at least a period of five years after the Closing Date Purchaser shall make reasonable commercial efforts to ensure the maintenance of all books and records of the Companies and Subsidiary relating to any period before the Closing Date, and shall not dispose of or destroy or cause or permit the disposition or destruction of such books and records before notifying the Shareholders of the pending destruction or other disposition of such records and to accord the Shareholders the right for a period of 60 days after such notice is given to take physical possession of such records. As to such books and records maintained by Purchaser, the Shareholders and their representatives, upon at least ten days' notice to Purchaser, shall have reasonable access during normal business hours to all books and records covered by this Section 9.5 and relating to any period before the Closing Date, in all cases for tax or other regulatory purposes, financial reporting purposes, litigation or dispute resolution purposes and other valid business purposes. Purchaser's compliance with this Section 9.5 shall be without cost to the Shareholders except that the Shareholders shall pay or reimburse Purchaser for Purchaser's out-of-pocket third party costs and expenses incurred in complying with this Section

     9.6 Fees and Expenses. Except as otherwise explicitly provided in this
Section 9.6, all fees, costs and expenses incurred by the Purchaser and the Shareholders in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal, engineering and accounting fees, costs and expenses. Without limiting the foregoing, the Shareholders (and not any of the Companies or Subsidiary, directly or indirectly) shall pay all of such fees, costs and expenses incurred or caused to be incurred by them on or prior to the Closing Date, including, without limitation, those in connection with their curing of Title Defects pursuant to Section 9.1 and the remedying of Environmental Liabilities pursuant to Section 9.2 in accordance with the provisions of those Sections; provided, however, that (i) the costs and expenses of the Companies and the Subsidiary in connection with the preparation of the summaries referred to in Section 9.1(a) shall be paid by the Companies and Subsidiary and (ii) the fees and expenses of Arthur Andersen LLP in connection with the preparation of the Financial Statements shall be paid by Purchaser. References herein to costs or expenses to be paid by the Shareholders means that such costs or expenses shall be paid solely by the Shareholders (and not by any of the Companies or Subsidiary, directly or indirectly).

     9.7  Employee Benefits Plan and Practices.

          (a)  Employee Benefits Generally.

               (i) Except as otherwise specifically provided in this Section 9.7, effective as of the Closing, Shareholders shall cause each of the Companies and Subsidiary to cease to be participating employers under any Plans which are sponsored or maintained by Shareholders, Parent or any of their Affiliates other than the Companies or Subsidiary ("Upstream Affiliates"), such Plans being herein referred to as "Parent's Benefit Plans." Effective on and after the Closing, except as otherwise specifically provided in this Section 9.7, Purchaser will provide, or ensure that the Companies and Subsidiary provide, individuals who are employed by any of the Companies or Subsidiary on the Closing Date and who continue in the employment of any of the Companies, Subsidiary or the Purchaser after the Closing (including those on vacation) (hereinafter "Continuing Employees") with benefits under benefit plans sponsored by Purchaser and in effect from time to time ("Purchaser's Benefit Plans"), subject to this Section 9.7; provided, however, that none of the individuals described in Section 9.7(h)(i) shall be deemed to be a Continuing Employee for any purposes of this Agreement unless and until he or she shall have resumed full-time employment with the Companies or the Subsidiary for a period of thirty (30) consecutive Business Days after the Closing Date. In that connection, Purchaser shall amend Purchaser's Benefit Plans to the extent necessary or appropriate to credit Continuing Employees under Purchaser's Benefit Plans for their period of employment with any of the Companies or Subsidiary or any of their Affiliates.

               (ii) On and after the Closing Date, Purchaser agrees that the Companies or Subsidiary shall be responsible and liable for (and Purchaser shall cause the Companies or Subsidiary to pay) any payment, obligation or benefit under all Plans and policies sponsored or maintained by the Companies or Subsidiary, including without limitation, vacation and sick leave earned through the Closing Date and worker's compensation (the "Company's Separate Plans") with respect to Continuing Employees or former employees of the Companies or Subsidiary whether such payment, obligation or benefit was earned or incurred prior to or on or after the Closing Date; provided, however, (1) that the foregoing shall not apply to (A) the Long-Term Incentive Plan or (B) the liabilities and obligations under the InterCoast Oil and Gas Company Change in Control and Severance Agreements allocated to any Upstream Affiliate under Schedule 9.7(j) and (2) that the Shareholders shall promptly reimburse GED (or any successor) for one-half (not to exceed $72,000) of the amounts payable to participants and beneficiaries under GED's Performance Incentive Plan ("PIP") for 1996. Nothing herein shall preclude amendment or termination of any of the Company's Separate Plans.

               (iii) On and after the Closing Date, except as provided in
          Section 9.7(a)(ii) with respect to the Company's Separate Plans or as otherwise specifically provided in this Section 9.7, neither the Purchaser nor any of its Affiliates shall be responsible or liable for any payment or benefit under any type of Plan, policy, or arrangement, whether written or unwritten, collective or individual, formal or informal, of any of the Companies or Subsidiary or any of their Benefits Affiliates (defined below) including, without limitation, any liabilities arising from the Coal Industry Retiree Health Act of 1992. The term "Benefits Affiliate" means (i) any corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Companies, (ii) any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with the Companies, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in section 414(m) of the Code) that includes the Companies, and (iv) any other entity required to be aggregated with the Companies pursuant to regulations issued under section 414(o) of the Code. On and after the Closing Date, except as specifically provided in this Section 9.7, Shareholders shall be, or shall cause any Upstream Affiliate that sponsors any Plan, policy or arrangement described in the first sentence of this Section 9.7(a)(iii) to be, liable for all such liabilities described in the first sentence of this Section 9.7(a)(iii).

          (b) Upstream Affiliate's Tax Qualified Plans. Shareholders shall prevent any Upstream Affiliate from causing the transfer to any of Purchaser's Benefit Plans any assets or liabilities of any tax-qualified defined benefit pension plan or tax-qualified defined contribution plan of the Upstream Affiliate (the "Upstream Affiliate's Qualified Pension Benefit Plans"). Effective as of the date immediately prior to the Closing Date, all individuals who as of such date were employed by any of the Companies or the Subsidiary and were accruing benefits or earning service credit for vesting under any Upstream Affiliate's Qualified Pension Benefit Plans shall become one hundred percent (100%) vested in their accrued benefits under such plans as of such date and shall cease to accrue any benefits under such Plans. On and after the Closing Date, Shareholders shall cause each affected Upstream Affiliate to remain liable for the obligations of the Upstream Affiliate's Qualified Pension Benefit Plans to the extent required under the terms of the Upstream Affiliate's Qualified Pension Benefit Plans or applicable laws.

          (c) Participation of Continuing Employees in Purchaser's Tax Qualified Plan. Notwithstanding any other provision of this Section 9.7, the Purchaser shall use its best efforts to cause the Companies and Subsidiary to adopt Purchaser's tax-qualified defined contribution plan as in effect from time to time (the "Purchaser's Qualified Pension Benefit Plan") as of the Closing Date, but in any event Purchaser shall cause such adoption within 45 days following the Closing Date. Purchaser shall use its best efforts to allow the Continuing Employees in eligible categories who satisfy applicable age and service requirements to be eligible to participate in the Purchaser's Qualified Pension

     Benefit Plan as of the Closing Date, but in any event Purchaser shall cause such eligibility within 45 days following the Closing Date. A Continuing Employee's service with any of the Shareholders, the Companies or Subsidiary or any of their Affiliates on and before the Closing Date shall be credited under the Purchaser's Qualified Pension Benefit Plan for purposes of participation and vesting (but not for benefit accrual). Shareholders shall cause Purchaser to be provided any information the Purchaser needs to administer this provision. The Purchaser shall cause the Purchaser's Qualified Pension Benefit Plan to be amended, if necessary, to accept direct rollovers from any Upstream Affiliate's Qualified Pension Benefit Plans.

          (d) Incentive and Supplemental Deferred Compensation Plans. Except as provided in Section 9.7(a)(ii) with respect to the Company's Separate Plans, none of the Purchaser, the Companies or Subsidiary or any of their Affiliates shall assume any liabilities with respect to any (i) incentive compensation plans (including but not limited to stock options or grants of restricted stock) or (ii) nonqualified deferred compensation plan or arrangement (including but not limited to any supplemental defined benefit plans or any supplemental defined contribution plans), in which Continuing Employees or individuals who terminated or retired from any of the Shareholders, the Companies or Subsidiary on or prior to the Closing Date participate. On and after the Closing Date, Shareholders shall, and shall cause the Parent or MidAmerican Capital Company ("MCC") or any other Upstream Affiliate to, retain all such liabilities.

          (e)  Welfare Benefit Plans.

               (i) Except as provided in Section 9.7(a)(ii) with respect to the Company's Separate Plans, none of the Purchaser, the Companies or Subsidiary or any of their Affiliates shall be liable for payment of any life insurance, accidental death and dismemberment, disability and other welfare benefit plan expenses and benefits for each individual employed by any of the Companies or Subsidiary prior to the Closing Date ("Company or Subsidiary Employee") with respect to claims incurred by such Company or Subsidiary Employee or such Company or Subsidiary Employee's covered dependents prior to the Closing Date. On and after the Closing Date, Shareholders shall, and shall cause the Parent to, retain all liabilities described in the immediately preceding sentence. Hospital, medical, life insurance, accidental death and dismemberment, disability and other welfare benefit plan expenses and benefits with respect to claims incurred by any Continuing Employee or such Continuing Employee's covered dependents on and after the Closing Date shall be Purchaser's responsibility, and Purchaser shall cause such to be the Companies' and Subsidiary's responsibility, in accordance with the terms of any applicable welfare benefit plan maintained and in effect from time to time by Purchaser, the Companies or Subsidiary for the Continuing Employee. For purposes of this paragraph, a claim shall be deemed incurred when the services giving rise to the claim were performed.

               (ii) On and after the Closing Date, the Continuing Employees and their eligible dependents shall be eligible to continue as, or to become, participants in the group medical, dental, cafeteria and/or dependent care Plans that as of the Closing Date are offered by the Companies or Subsidiary and subsequently may be in effect from time to time. Nothing herein shall preclude amendment or termination of any such Plan at any time without notice to Continuing Employees and their eligible dependents.

          (f) Continuation Coverage. The Companies or Subsidiary shall be liable for the payment of any health expenses incurred for continuation coverage under section 4980B of the Code or Part 6 of Title I of ERISA with respect to "qualifying events" (within the meaning of section 4980B(f)(3) of the Code or section 603 of ERISA) occurring on or before the Closing Date with respect to Continuing Employees or employees who terminated employment with any of the Companies or Subsidiary on or before the Closing Date. On and after the Closing Date, the Companies or Subsidiary shall cause any "qualified beneficiary" (within the meaning of section 4980B(g)(1) of the Code or section 607 of ERISA) with respect to such qualifying events to be covered under the Companies' or Subsidiary's group health plans that may be in effect for the period of continuation coverage. On and after the Closing Date, the Companies and Subsidiary shall be responsible and liable, for payments of any health care expenses for continuation coverage (i) that are incurred by Continuing Employees who terminate employment with or retire from the Purchaser, the Companies or Subsidiary after the Closing Date and (ii) that are covered and payable under any group health plan of the Purchaser, the Companies or Subsidiary in which Continuing Employees participate.

          (g) Life Insurance. None of Purchaser, the Companies or Subsidiary or any of their Affiliates shall be liable for claims incurred with respect to employees of the Companies and Subsidiary prior to the Closing Date under any life insurance plan in which Continuing Employees or individuals who were terminated or retired from any of the Shareholders, the Companies or Subsidiary participate. Shareholders shall, and shall cause the Parent or MCC to, retain liability for all such claims. Subject to Section 9.7(a)(i), Purchaser shall cause the Companies and Subsidiary to adopt, effective as of the Closing Date, Purchaser's Benefit Plans that provide death benefit protection. Continuing Employees shall be eligible to participate in such plans in accordance with their terms.

          (h)  Disability Benefits.

               (i) Pre-Closing Long-Term Disability. None of Purchaser, the Companies or Subsidiary or any of their Affiliates shall be liable for the payment of long-term disability benefits to any individuals who may or may not have terminated employment with any of the Shareholders, the Companies or Subsidiary prior to the Closing Date, to the extent that such individuals are (1) receiving long-term disability benefits on the Closing Date, or (2) on sick leave or leave of absence on the Closing Date and (if the sale had not occurred) would have become eligible for long-term disability benefits immediately following the expiration of such sick leave or leave of absence. On and after the Closing Date, Shareholders shall, and shall cause Parent or MCC to, retain liability for all such payments.

               (ii) Post-Closing Long-Term and Short-Term Disability. On and after the Closing Date, Purchaser shall be responsible and liable, or shall cause the Companies and Subsidiary to be responsible and liable, for payment of any long-term or short-term disability benefits (1) that are due to Continuing Employees who terminate employment with or retire for disability from Purchaser, the Companies or Subsidiary on or after the Closing Date and (2) that are covered and payable under any long-term or short-term disability plan of the Purchaser, the Companies or Subsidiary, as may be in effect from time to time, in which Continuing Employees participate. Subject to Section 9.7(a)(i), Purchaser shall cause the Companies and Subsidiary to adopt, effective as of the Closing Date, Purchaser's Benefit Plans that provide disability benefits. Continuing Employees shall be eligible to participate in such plans in accordance with their terms.

          (i) Worker's Compensation. On and after the Closing Date, Purchaser shall be responsible and liable, or shall cause the Companies and Subsidiary to be responsible and liable, for the payment of any portion of the unpaid cost and expense of all worker's compensation and the entire cost and expense of all employee injury claims arising out of work related injuries or illnesses sustained by Company or Subsidiary Employees on or before the Closing Date and by Continuing Employees after the Closing Date.

          (j) Severance Pay. On and after the Closing Date, Purchaser shall be responsible and liable, or shall cause the Companies and Subsidiary to be responsible and liable, for payment of any severance benefits in accordance with the terms of the severance plan described in Schedule 9.7(j) as provided therein.

          (k) Certain Employees. Except as otherwise provided in this Section 9.7, on and after the Closing Date, none of Purchaser, the Companies or Subsidiary or any of their Affiliates shall have any obligation to provide benefits of any kind to, or with respect to, any individual who, as of the Closing Date, is (i) a former employee of any of the Shareholders, the Companies or Subsidiary or (ii) an employee or former employee of a Benefits Affiliate. On and after the Closing Date, Shareholders shall, and shall cause the Parent or MCC to, retain liability for all such obligations.

          (l) Purchaser's Plans. Nothing herein shall preclude amendment or termination of any of the Purchaser's Benefit Plans (including, without limitation, Purchaser's Qualified Pension Benefit Plan), the Company's Separate Plans, or any other Plan, program, policy, fund or arrangement of the Purchaser, any of the Companies or

     Subsidiary at any time without notice to Continuing Employees or any other affected individuals.

          (m) Cooperation. Purchaser and Shareholders agree to cooperate in collecting and providing such information as may be required by either in order to discharge their respective obligations under this Section 9.7. Purchaser and Shareholders each agree to promptly make all payments and perform all obligations with respect to which they have retained liability under this Section 9.7.

     9.8 Guarantees, Letters of Credit and Similar Instruments. At the Closing Date, Shareholders and their Affiliates shall use their best efforts to cancel or assign, and Purchaser shall use its best efforts to replace or assume or cause its Affiliates to replace or assume, all of the then existing agreements or obligations as set forth on Schedule 9.8 of the Shareholders and/or their Affiliates to guarantee or otherwise warrant or ensure the performance of the Companies and/or Subsidiary. Where any specific customer, supplier or other beneficiary of a guarantee, letter of credit or similar instrument refuses to surrender or relinquish any rights under any of Shareholders' guarantees or obligations, or the guarantees or obligations of an Affiliate of a Shareholder, Purchaser shall indemnify and hold the Shareholders and such Affiliates harmless from and against Shareholders' obligations or the obligations of such Affiliate under such guaranty or obligations until such time that Shareholders' or Affiliate's obligation terminates by agreement or otherwise. Each of the Parties shall use reasonable diligence to accomplish such transfers or assumptions and Purchaser shall use its best efforts to take, or cause to be taken, such action as is required to obtain any necessary consent or approval of third parties for such transfers, assumptions or terminations of such guarantees and obligations of Shareholders or their Affiliates.

          (a) Discontinue Activities. Purchaser agrees to discontinue activities under agreements and accounts guaranteed or otherwise supported by Shareholders and Affiliates within 90 days following Closing unless Shareholders' and Affiliates' guarantees and obligations have been released or otherwise terminated.

          (b) Hedging Accounts. At Closing, Shareholders shall transfer their open futures, hedges, swaps, collars, puts, calls, floors, caps, options or other contracts which are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities (including Hydrocarbons) or securities (and the corresponding deposits, if any) relating to the Companies and Subsidiary reflected in Schedule 3.26 to an account designated by Purchaser, and Purchaser shall assume responsibility for changes in margin funding as required to maintain the account.

     9.9 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Shareholders, to their counsel, accountants, financial advisors or lenders). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated by this Agreement or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided that after the Closing Purchaser, the Companies and Subsidiary may use or disclose any confidential information related to the Companies, Subsidiary or their assets or businesses. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents,
(iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     9.10 No Public Announcement. Except as Purchaser and Shareholders may otherwise consent to in writing, neither Purchaser nor Shareholders shall (nor shall Shareholders permit the Companies or Subsidiary to), without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.


                                   ARTICLE X.
                                INDEMNIFICATIONS

     10.1 Survival.

          (a) Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing Date and shall continue until the second anniversary of the Closing Date except as hereinafter provided in this Section 10.1. Purchaser's representations and warranties contained in Article II with respect to (i) the Warrants shall survive until one year after the expiration of the Warrants, and (ii) the Purchaser Shares shall survive without time limitation. Shareholders' representations and warranties contained in Section 3.13 which give rise to Environmental Claims (i) regarding any Onsite Environmental Liability shall survive until the expiration of Shareholders' indemnification obligations under
     Section 10.6(c)(i) and (ii) regarding any Offsite Environmental Liability shall survive until the expiration of Shareholders' indemnification obligations under Section 10.6(c)(ii). Shareholders' representations and warranties contained in Article III with respect to the Shares shall survive without time limitation. Purchaser's exclusive remedies with respect to the breach of the representations and warranties set forth in Sections 3.6(a) and 3.6(e) are set forth in Section 9.1 and shall be as provided in Section 9.1. Purchaser's and Shareholders' rights in respect of representations and warranties which survive after the Closing Date shall be preserved until a claim with respect thereto is settled or satisfied or the applicable statute of limitations period expires, provided that notice of such claim, specifying the factual basis of such claim in reasonable detail to the extent known by the party giving notice, is delivered to the Shareholders or Purchaser, as the case may be, on or before the expiration of such survival.

          (b) Notwithstanding anything to the contrary above or below, the representations, warranties and indemnifications made herein with respect to federal, state or local income and other Tax matters (including liabilities for Taxes, penalties and interest) shall survive the Closing Date and shall terminate upon, and only to the extent of, the expiration of the statute of limitations applicable to the pertinent taxable years of the MEC Group or of any of the Companies or Subsidiary, as the case may be.

     10.2 General Indemnification by the Shareholders. Upon and after consummation of the transactions contemplated hereby, the Shareholders shall indemnify and hold harmless the Purchaser for the full amount of all losses, claims, costs, expenses, obligations, settlement, payments, awards, judgments, fines, penalties, damages, deficiencies and liabilities or other charges (including reasonable attorneys' fees) (collectively, "Losses"), arising from or constituting (i) a breach of any of Shareholders' representations or warranties herein or in any certificate delivered pursuant hereto by or on behalf of the Shareholders (other than Section 3.6(a), Section 3.6(e), the sole remedies for the breach thereof being set forth in Section 9.1, and other than
Section 3.13(a) and the other clauses of Section 3.13 to the extent they address Environmental Matters, the sole remedies for the breach thereof being set forth in Sections 9.2 and 10.6) or (ii) a breach of or failure to perform any of the covenants or agreements made by the Shareholders or either of them in this Agreement which survive the Closing Date and are not covered by Section 9.1, 9.2, 9.3 or 10.3. Notwithstanding the foregoing, the Shareholders shall be liable under this Section 10.2 only if, and then only to the extent that, the aggregate amount of any Losses pursuant to this Section 10.2 and any Environmental Claims pursuant to Section 10.6 for which the Purchaser or any other Person indemnified hereunder after the Closing Date is entitled to indemnification (determined without regard to any materiality qualification, if any, contained in any representation, warranty or covenant giving rise to a claim for indemnity hereunder) (i) exceeds $750,000 in the aggregate and (ii) shall not exceed 100% of the Purchase Price. Notwithstanding the preceding sentence, Purchaser shall be entitled to indemnification for any Losses arising from failure by the Shareholders to make any payments required to be made under
Section 1.6 as adjustments to the Purchase Price without regard to the $750,000 limitation set forth in clause (i) of such sentence but nevertheless subject to clause (ii) of such sentence.

     10.3 Special Indemnification by the Shareholders. Subject to consummation of the transactions contemplated hereby, the Shareholders shall indemnify and hold harmless the Purchaser, the Companies, the Subsidiary and each of their respective Affiliates for (i) 90% of all Losses or Environmental Liabilities arising from or incurred in connection with item 17 on Schedule 3.8, (ii) 60% of all Losses arising from or incurred in connection with each of items 2, 10 and 12 on Schedule 3.8, (iii) 100% of all Losses arising from or incurred in connection with item 5 on Schedule 3.10 (and further described in the second paragraph of Schedule 3.7) and (iv) 60% of all Losses arising from or incurred in connection with item 4 on Schedule 3.10, in each of the foregoing clauses to the extent such claims or matters relate to or arise out of acts or omissions occurring on or prior to the Closing Date. Notwithstanding the foregoing, the Shareholders' aggregate liability under clause (i) above shall in no event exceed 50% of the Purchase Price and such liability shall not be taken into account for purposes of determining the limitation set forth in clause (ii) of the last sentence of Section 10.2 or the last three sentences of Section 10.6(b). Shareholders' obligations with respect to any Environmental Liabilities covered by clause (i) above shall be subject to the provisions of
Section 10.6(d) and 10.6(e) except that (i) the Shareholders shall not be entitled to submit the appropriate amount of any payments to Purchaser to arbitration as contemplated by clause (x) of the fifth sentence of Section 10.6(d), (ii) Shareholders' indemnification obligation with respect to an Affected Property conveyed to a Shareholder (or an entity they designate) shall be subject to the limitations set forth in this Section 10.3 rather than in Sections 10.6(b) and 10.6(c), and (iii) in the event the Shareholders dispute the necessity or efficacy of any workplan (or any amendment or supplement thereto) submitted under Section 10.6(e), they shall not be entitled to submit such dispute to arbitration but shall have the election provided in clause (y) of Section 10.6(d).

     10.4 Indemnification by Purchaser. Upon and after consummation of the transactions contemplated hereby, the Purchaser shall indemnify and hold harmless the Shareholders for the full amount of all Losses arising from or constituting (i) a breach of any of Purchaser's representations or warranties herein or in any certificate delivered pursuant hereto by or on behalf of Purchaser or (ii) a breach of or failure to perform any of the covenants or agreements made by Purchaser in this Agreement which survive the Closing Date. Notwithstanding the foregoing, the liability of Purchaser under this Section
10.4 shall not exceed 100% of the Purchase Price.

     10.5 Cooperation with Respect to Third Party Claims. The Purchaser and the Shareholders agree to cooperate with each other in the defense of any third-party claim pursuant to which indemnification is sought under this
Section 10.5. An indemnified party shall promptly give notice to the indemnifying party of any third-party claim as to which the indemnified party may be indemnified under this Agreement. If indemnification is sought with respect to a third-party claim asserted or brought against an indemnified party, the indemnifying party shall, upon notice to the indemnified party, be entitled to assume the defense thereof, jointly with any other indemnifying party similarly notified (to the extent that such other indemnifying party may wish), with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to the indemnified party of its election to so assume the defense of such a third-party claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof, other than reasonable and necessary costs of investigation, unless the indemnifying party has failed to assume such defense and to employ counsel reasonably satisfactory to such indemnified party. If the indemnifying party gives such notice of assumption of such defense and then fails to assume or carry on such defense, the indemnifying party shall indemnify and hold harmless the indemnified party against any loss, cost or expense suffered as a result thereof. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party.

     10.6 Shareholders' Environmental Indemnification. Notwithstanding any provision of this Agreement to the contrary, except for the Shareholders' obligations with respect to Environmental Matters identified in accordance with
Section 9.2 prior to the Closing Date and except as provided in Section 10.3, the indemnification set forth in this Section 10.6 shall be the sole and exclusive obligation of Shareholders regarding Environmental Matters and Environmental Liabilities of the Companies, the Subsidiary or any Company Property. Shareholders' obligations with respect to Environmental Matters and Environmental Liabilities arising from or incurred in connection with item 17 of Schedule 3.8 shall be governed by Section 10.3 rather than this Section 10.6 except to the extent contemplated by Section 10.3.

          (a) Shareholders agree, subject to the general notice provisions set forth in Section 10.7 and the limitations of this Section 10.6 as hereinafter set forth, to indemnify, defend, and hold harmless the Companies, the Subsidiary and Purchaser and the Companies', the Subsidiary's and Purchaser's respective Affiliates, from and against any and all Environmental Liabilities imposed upon, asserted against, or incurred by the Companies, the Subsidiary or the Purchaser or any such Affiliates, arising out of or in connection with (i) any breach of any of the representations and warranties set forth in Section 3.13(a), or in the other clauses of Section 3.13 to the extent relating to Environmental Matters; and (ii) any Environmental Liabilities arising from the operations of the Companies and the Subsidiary, or the ownership or operation of any current or former Company Property, in each case arising out of acts or omissions which occurred prior to the Closing Date (collectively "Environmental Claims"); provided, however, that in the event that acts or omissions of any Person (other than the Shareholders or any Person acting for or on behalf of the Shareholders) after the Closing Date caused or contributed to a preexisting circumstance or condition, then Shareholders' obligation to indemnify, defend and hold Purchaser, the Companies, the Subsidiary and Purchaser's respective Affiliates harmless as provided herein shall be reduced to the extent of any Environmental Liabilities resulting from such post-Closing acts or omissions.

          (b) Shareholders shall be liable under this Section 10.6 only if, and then only to the extent that, the aggregate amount of any Losses or Environmental Claims for which the Purchaser, any Company, the Subsidiary or any other Person indemnified hereunder after the Closing Date is entitled to indemnification pursuant to Section 10.2 (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to a claim for indemnity hereunder) and this Section 10.6 exceeds $750,000 in the aggregate. Once such Losses and Environmental Claims exceed such $750,000 aggregate amount, Shareholders shall be responsible for all Environmental Claims subject to this Section
     10.6 up to an aggregate of $10 million. Should Environmental Claims subject to this Section 10.6 exceed $10 million, Shareholders shall only be responsible for 90% of any additional Environmental Claims until the aggregate of all such Environmental Claims reaches $100 million, at which point Shareholders shall have no further responsibility for any Environmental Liabilities related to Environmental Claims. Notwithstanding the foregoing, Shareholders' aggregate liability under Sections 10.2 and
     10.6 shall in no event exceed 100% of the Purchase Price.

          (c) By way of further limitation, Shareholders' indemnification obligations shall survive:

               (i) with respect to Environmental Claims resulting from Onsite Environmental Liabilities, only to the extent that Purchaser, any of the Companies or the Subsidiary, within two years after the Closing Date, provides Shareholders notice of (x) the specific facts and circumstances resulting in an Onsite Environmental Liability or such an Environmental Claim relating to the breach of Section 3.13, or (y) a third party claim relating to an Onsite Environmental Liability (however, notice of a lawsuit or administrative proceeding filed against Purchaser, any of the Companies or the Subsidiary prior to the end of such two year period shall always be timely if Purchaser, any of the Companies or Subsidiary give Shareholders notice thereof within ten Business Days after being served therewith); and

               (ii) with respect to Environmental Claims arising from Offsite Environmental Liabilities, only to the extent that Purchaser, any of the Companies or the Subsidiary, within six years after the Closing Date, provides Shareholders notice of (x) the specific facts and circumstances resulting in such Offsite Environmental Liability or such an Environmental Claim relating to the breach of Section 3.13, or (y) a third party claim relating to an Offsite Environmental Liability (however, notice of a lawsuit or administrative proceeding filed against Purchaser, any of the Companies or the Subsidiary prior to the end of such six year period shall always be timely if Purchaser, any of the Companies or the Subsidiary give Shareholders notice thereof within ten Business Days after being served therewith).

          (d) With respect to any Environmental Liability for which Shareholders may have indemnification obligations under this Section 10.6, Purchaser shall advise Shareholders of each such discovered Environmental Liability in accordance with Section 10.7. Each such notification shall contain a reasonable description of the facts relied upon by Purchaser in making its determination that such an Environmental Liability may exist, shall identify the Affected Property and shall set forth Purchaser's good faith estimate of the scope of and cost to remedy the identified Environmental Liabilities associated with the Affected Property in accordance with Environmental Law. Upon receipt of Purchaser's notice that an Environmental Liability may exist, if Shareholders dispute that an Environmental Liability exists or the magnitude thereof, then Shareholders shall negotiate with Purchaser as to the existence of or magnitude of such identified Environmental Liability. In the event Purchaser and Shareholders are able to mutually agree upon an acceptable payment to Purchaser on account of such identified Environmental Liability, then Shareholders shall pay the agreed amount to Purchaser and Shareholders shall have no further responsibility or liability to Purchaser either pursuant to this Agreement or at law with respect to the Environmental Liability referenced in Purchaser's notice to Shareholders. If the parties do not agree upon an acceptable payment to Purchaser, then Shareholders shall either (x) submit the appropriate amount of the payment to Purchaser to arbitration in accordance with procedures identical to the procedures referred to in Section 9.2(b), (y) in the case of Onsite Environmental Liability, demand that the Companies or the Subsidiary convey the Affected Property in accordance with this Section 10.6, but only if the Environmental Liability with respect to such Affected Property or series of similarly situated Affected Properties is reasonably expected to exceed $1,000,000, or (z) elect that corrective, remedial or other actions be commenced pursuant to the provisions set forth in Section 10.6(e). If the Shareholders demand the Companies or the Subsidiary convey the Affected Property, then the Company or Subsidiary owning the same shall convey such Affected Property to either Shareholder or an entity designated by Shareholders, and the purchase price for such Affected Property shall be the fair market value of such Affected Property at the time of conveyance (ignoring and without reduction for the Environmental Liability with respect to such Affected Property) as agreed by the Shareholders and the Purchaser or, absent such agreement, determined pursuant to arbitration in accordance with the procedures set forth above in this Section 10.6(d), provided that (i) Shareholders fully indemnify the Companies, the Subsidiary and Purchaser (and the other Persons named as indemnitees in Section 10.6(a)) from and against any and all Environmental Liabilities attributable to the Affected Property, in the manner provided in this
     Section 10.6, and (ii) the conveyance of such Affected Property shall be by an instrument of assignment or conveyance which is expressly made without any warranty or representation, express or implied, as to title, condition or any other matter (except that the assignor shall make a limited warranty of title with respect to Title Defects created by, through or under any of the Companies or Subsidiary on or after the Closing Date only, and, to the extent transferable, with subrogation of Shareholders (or such designee) to all covenants and warranties theretofore made by the Companies' or Subsidiary's predecessors in title, except any subsidiary or Affiliate of the Companies or Subsidiary). In the event

     Shareholders elect to submit to arbitration, any payment required to be made to Purchaser shall be made upon the conclusion of such arbitration proceeding, according to the Arbitrator's decision.

          (e) If any Environmental Liability requires corrective, remedial or other actions pursuant to Environmental Laws to respond to, remove, or otherwise address any conditions that cause, or contribute to, such Environmental Liability, the Purchaser shall cause the Companies to retain an environmental consultant approved by the Shareholders, which approval shall not be unreasonably withheld or delayed. The consultant shall prepare a remediation workplan, which shall be submitted to Shareholders, as shall each amendment and supplement thereto which requires the expenditure of material additional costs. Shareholders shall have ten (10) Business Days after receipt of the workplan or such amendment or supplement (as the case may be) to dispute in writing the necessity or efficacy of any of the procedures or costs proposed therein, which writing shall specify the reasons for such dispute. If the Shareholders fail to give any notice of dispute within such ten (10) Business Day period, the workplan, amendment or supplement (as the case may be) shall be deemed accepted. If the Purchaser and the Shareholders cannot resolve such dispute, the dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 9.2(b). In such event, the Purchaser shall have the right to cause the Companies or Subsidiary, as the case may be, to implement the workplan, including the disputed procedures. The Shareholders shall bear the cost of the non-disputed procedures as provided in this Section 10.6, and the Arbitrator shall determine which party shall bear the cost of the disputed procedures. The Arbitrator shall allocate responsibility for the costs of the disputed procedures by determining whether the disputed procedures were necessary to effect the remediation and were cost-effective. To the extent that the Arbitrator finds that a disputed procedure was required to effect the remediation but was not proposed to be conducted in a cost-effective manner, the Arbitrator shall impose on the Shareholders the cost of accomplishing the procedure in a cost-effective manner and upon the Purchaser, the balance of such cost. The foregoing notice, dispute and arbitration procedure shall be applicable to each material amendment and supplement to the original workplan. Periodically, the Purchaser shall report to the Shareholders the results of the corrective, remedial or other action and the actual costs expended. Upon the Shareholders' receipt of each workplan and each amendment or supplement to the workplan which requires the expenditure of material additional costs, the Shareholders shall have the elections pursuant to clauses (x) and (y) of Section 10.6(d); provided, however, that Shareholders' rights to make such election shall be deferred and the Purchaser shall not be obligated to deliver a workplan for any time periods during which the Companies are required to respond to an emergency situation or order of a Governmental Body which does not permit the Purchaser adequate time to prepare a workplan or allow the Shareholders to make such elections. In preparing each workplan and in conducting all corrective, remedial or other actions, the Purchaser shall cause the Companies to act in a reasonable and professional manner and will use their best efforts to implement and complete the corrective, remedial or other actions in a cost-effective manner. Subject to the foregoing, the Companies shall have sole and exclusive authority to conduct any negotiations with any Governmental Body or third party concerning the investigation, evaluation, selection and implementation of any such corrective, remedial or other actions. Shareholders shall have the right to participate in the planning and design of any such corrective, remedial or other actions by reviewing and commenting on a draft of any study, plan or report associated with such actions before the study, plan or report is submitted to the Governmental Body. In planning and designing any such study, plan or report and in considering Shareholders' comments, suggestions and requests with respect thereto, the Purchaser shall cause the Companies to give due consideration to the multiple goals of minimizing Environmental Liabilities (including the selection of remedies which reflect customary industry practices, are cost effective and consider all related business and time requirements) and fully complying with all Environmental Laws (including then-applicable Requirements of Laws). The Purchaser shall in good faith carefully consider each comment, suggestion or request made by Shareholders with respect to the draft study, plan or report and will cooperate with Shareholders by meeting periodically, at Shareholders' request, to discuss any such study, plan or report. Shareholders shall maintain in confidence all information provided by the Companies, the Subsidiary or Purchaser at any such meeting except to the extent such information is otherwise available to the general public or is information Shareholders are legally required to disclose. In addition, the Purchaser shall provide Shareholders copies of all reports, plans and correspondence submitted to any Governmental Body with respect to such actions. Further, the Purchaser shall provide Shareholders three days' notice (or shall provide Shareholders notice as soon as practical if three days' notice is not practical) of any formal meetings with, hearings before, or other formal sessions with any Governmental Body which are expected to result in decisions regarding actions to be required by the Governmental Body that concern Environmental Liabilities for which Shareholders may be responsible. Shareholders may attend such formal meetings, hearings or other formal sessions, but Shareholders may not negotiate with any Governmental Body or third party concerning the investigation, evaluation, selection, or implementation of any above-referenced corrective, remedial, or other actions necessary to respond to, remove, or otherwise address any such conditions that cause, contribute to, or are associated with any such Environmental Liability. Upon reasonable, periodic requests from Purchaser, Shareholders shall provide periodic payments to the Companies for expenses incurred by the Companies and the Subsidiary for such corrective, remedial, or other actions to the extent Shareholders have been afforded the new election options as set forth above, if applicable, and the rights to participate as contemplated by this Agreement.

     10.7 Notice of Claims.

          (a) Any indemnified party shall give to the indemnifying party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (a) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (b) failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b) In calculating any Losses, there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). To the extent that an indemnified party has insurance coverage with respect to any Loss or Environmental Liability, or is indemnified against any Loss or Environmental Liability by a Person other than the Shareholders, such indemnified party shall, and agrees that it will, seek to collect its damages first against such other Person and only secondarily from an indemnifying party, and in the event that any indemnifying party is required to indemnify any indemnified party for any such Loss or Environmental Liability, the indemnifying party shall have a right of subrogation with respect to such insurer or other Person.

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Section 10.7 shall be determined: (a) by the written agreement between the indemnified party and the indemnifying party or, if such written agreement cannot be reached, (b) by a final judgment or decree of any court of competent jurisdiction or, to the extent provided herein, by arbitration. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

     10.8 Exclusive Remedies. Except as otherwise explicitly provided in this Agreement or by statute to the extent that statutory remedies cannot legally be waived by the Person entitled thereto, and except for fraud, deceit or intentional misrepresentation by Purchaser or either Shareholder, after consummation of the transactions contemplated by this Agreement the sole and exclusive remedy of Purchaser and the Shareholders for breach of any of the respective representations, warranties or covenants of Purchaser or either Shareholder in this Agreement are as set forth in Sections 9.1, 9.2, and 9.3 and this Article X, provided that Purchaser and the Shareholders do not waive any rights it or they may have to specific performance. Purchaser acknowledges and agrees that neither of Shareholders would have entered into this Agreement but for the inclusion herein of this Section 10.8.

                                  ARTICLE XI.
                                 MISCELLANEOUS

     11.1 Entirety. Each of Purchaser and Shareholders agrees that Purchaser has made no express or implied agreements, representations or warranties to Shareholders, and neither of Shareholders has made any express or implied agreements, representations or warranties to Purchaser, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement (including the Schedules hereto, the agreements described therein and the Exhibits hereto). This Agreement embodies (including the Schedules hereto, the agreements described therein and the Exhibits hereto) the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes and cancels any express or implied prior agreement, arrangement or understanding entered into between the parties hereto relating to the subject matter hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     11.2 Counterparts. Any number of counterparts hereof may be executed and each such counterpart shall constitute an original instrument, but all such counterparts together shall constitute but one instrument.

     11.3 Notices and Waivers. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated beneath their respective signatures on the execution pages of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Receipt of notices shall constitute delivery; if sent by facsimile means, confirmation of such receipt by confirmed facsimile transmission shall constitute receipt of communications; and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested. In the event of any merger, dissolution or other event pursuant to which the corporate existence of any party hereto terminates, any notice, demand, claim or other communication provided for in this Agreement may be given or delivered to any survivor or successor to such party or all or any part of its assets. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     11.4 Definitions, Gender and Certain References. As used in this Agreement, each parenthetically capitalized term in the introductions, recitals or other Sections of this Agreement shall have the meaning so ascribed to it. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. As used in this Agreement, the word "including" means without limitation, the word "or" is not exclusive and the terms "hereof", "herein", "hereby," "hereunder" or "hereto" shall refer to this Agreement as a whole and not to any particular Article or Section hereof. All titles and headings to Articles and Sections in this Agreement are included for convenience and ease of reference only. Titles and headings shall not affect in any way the meaning or interpretation of Articles or Sections of this Agreement. Unless specified otherwise, references herein to: (i) specific Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules in this Agreement; (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) a statute means such statute as amended from time to time up to the date of this Agreement. References herein to funds, dollars or other money forms are references to legal tender of the United States of America. All Schedules and Exhibits attached to this Agreement are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein. Disclosure of a matter on a Schedule shall not be deemed a determination by the Shareholders that such matter is material for purposes of this Agreement.
All references to times are to Central Time in Houston, Texas.

     11.5 Successors and Assigns. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, their respective successors and permitted assigns, but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party; provided, however, that Purchaser shall be entitled to assign its rights and delegate its duties hereunder to any corporate Affiliate of Purchaser, but any such assignment shall not have the effect of terminating Purchasers, or any subsequent assignors' duties or obligations as provided herein.

     11.6 Severability. If any term, provision, covenant, or restriction of this Agreement is held by the final, nonappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby unless such construction would be unreasonable. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable.

     11.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT

MANDATORILY GOVERNED BY THE LAWS OF ANY JURISDICTION IN WHICH ANY PROPERTY IS LOCATED.

     11.8 Release. SHAREHOLDERS ACKNOWLEDGE THAT EMPLOYEES, REPRESENTATIVES OR AGENTS OF PURCHASER HAVE ASSISTED IN OBTAINING INFORMATION FOR SHAREHOLDERS' PREPARATION OF THE SCHEDULES CONTEMPLATED BY THIS AGREEMENT. SHAREHOLDERS AGREE THAT PURCHASER'S ACTIONS IN OBTAINING SUCH INFORMATION SHALL NOT (i) BE THE BASIS OF ANY CLAIM OF LIABILITY AVERRED, ALLEGED OR ASSERTED BY SHAREHOLDERS OR
(ii) CONSTITUTE A DEFENSE TO ANY CLAIM FOR RELIEF AVERRED, ALLEGED OR ASSERTED BY PURCHASER AND PERMITTED BY THIS AGREEMENT. SHAREHOLDERS SHALL (i) RELEASE, INDEMNIFY AND HOLD HARMLESS PURCHASER FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, EXPENSES AND LIABILITIES RELATING TO, RESULTING FROM, OR ARISING OUT OF PURCHASER'S ACTIONS IN DEVELOPING SUCH INFORMATION FOR THE SCHEDULES AND (ii) WAIVE ANY DEFENSE OF NEGLIGENCE TO ANY CLAIM FOR RELIEF AVERRED, ALLEGED OR ASSERTED BY PURCHASER AND PERMITTED BY THIS AGREEMENT.

     11.9 Further Assurances. After the Closing Date the Purchaser shall and shall cause the Companies and Subsidiary to, and the Shareholders shall execute, acknowledge and deliver all such instruments, certificates, deeds and other documents as may be necessary or appropriate to further effect, formalize or finalize the transactions contemplated by this Agreement or which were effected or instituted prior to this Agreement; provided that such transactions do not result in a breach of any of the representations or warranties herein contained.

     11.10 Person; Affiliate. As used herein, "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, estate, unincorporated organization governmental unit or other entity and "Affiliate" shall mean as to any Person, any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this Section 11.10, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     11.11 Knowledge. References herein to the knowledge of a party or matters or information known to a party mean the actual knowledge or conscious awareness of a director or an officer of such party or of a direct or indirect subsidiary of such party.

     11.12 Construction. The parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

     11.13 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED BY SHAREHOLDERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE SHAREHOLDERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY AT COMMON LAW, BY STATUTE, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by their respective duly authorized representatives as of the day and year first above written.

INTERCOAST ENERGY COMPANY


By:           /s/ DENNIS MELSTAD
   -----------------------------------------
Printed Name: Dennis Melstad
             -------------------------------
Title:        President
      --------------------------------------


Address:      666 Grand Avenue
              26th Floor, Ruan Center
              Des Moines, Iowa  50309
Telecopy No.: 515/281-2312

Copy to:      R. Todd Vieregg, Esq.     Copy to:     John E. Barry, Esq.
              Andrew H. Shaw, Esq.                   Lawrence A. Hall, Esq.
              Sidley & Austin                         Conner & Winters,
              One First National Plaza                 A Professional Corporation
              Chicago, Illinois 60603                 2400 First Place Tower
                                                      15 East Fifth Street
                                                      Tulsa, Oklahoma 74103
Telecopy No.: (312) 853-7036            Telecopy No.: (918) 586-8549


INTERCOAST GAS SERVICES COMPANY,
     a Delaware corporation


By:           /s/ DENNIS MELSTAD
   -----------------------------------------
Printed Name: Dennis Melstad
             -------------------------------
Title:        President
      --------------------------------------

Address:      666 Grand Avenue
              26th Floor, Ruan Center
              Des Moines, Iowa 50309
Telecopy No.: (515) 281-2312

Copy to:      R. Todd Vieregg, Esq.     Copy to:      John E. Barry, Esq.
              Andrew H. Shaw, Esq.                    Lawrence A. Hall, Esq.
              Sidley & Austin                         Conner & Winters,
              One First National Plaza                 A Professional Corporation
              Chicago, Illinois 60603                 2400 First Place Tower
                                                      15 East Fifth Street
                                                      Tulsa, Oklahoma 74103
Telecopy No.: (312) 853-7036            Telecopy No.: (918) 586-8549


KCS ENERGY, INC.


By: /s/ JAMES W. CHRISTMAS
   -----------------------------------------
Printed Name: James W. Christmas
             -------------------------------
Title: President and Chief Executive Officer
      --------------------------------------

Address:      379 Thornall Street
              Edison, New Jersey 08837
Telecopy No.: 908/603-8960

Copy to:      Diana M. Hudson, Esq.     Copy to:      Ralph M. Lowenbach, Esq.
              Mayor, Day, Caldwell                    Orloff, Lowenbach, Stifelman
                 & Keeton, L.L.P.                        & Siegal, P.A.
              700 Louisiana, Suite 1900               101 Eisenhower Parkway
              Houston, Texas  77002                   Roseland, New Jersey 07068
Telecopy No.: (713) 225-7047            Telecopy No.: (201) 622-3073

The schedules and exhibits to this agreement have been omitted. Such schedules and exhibits are listed on pages (vi) and (vii) of this agreement and shall be furnished supplementally to the Commission upon request.